Exhibit 10.20
REVOLVING CREDIT AGREEMENT
dated as of
January 5, 2007
among
DUNCAN ENERGY PARTNERS L.P.
The Lenders Party Hereto
WACHOVIA BANK, NATIONAL ASSOCIATION,
as Administrative Agent
THE BANK OF NOVA SCOTIA and CITIBANK, N.A.,
as Co-Syndication Agents
JPMORGAN CHASE BANK, N.A. and MIZUHO CORPORATE BANK, LTD.
as Co-Documentation Agents

WACHOVIA CAPITAL MARKETS, LLC,
THE BANK OF NOVA SCOTIA and CITIGROUP GLOBAL MARKETS INC.,
as Joint Lead Arrangers and Joint Book Runners
4-Year $300,000,000 Senior Unsecured Revolving Credit Facility

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SCHEDULES:

Schedule 1.01 — Existing Letters of Credit
Schedule 2.01 — Commitments
Schedule 3.05 — Disclosed Matters
Schedule 3.11 — Subsidiaries
Schedule 6.01 — Existing Indebtedness
Schedule 6.02 — Existing Liens

EXHIBITS:

Exhibit A — Form of Assignment and Acceptance
Exhibit B — Form of Borrowing Request
Exhibit C — Form of Competitive Bid Request
Exhibit D — Form of Interest Election Request
Exhibit E-1 — Form of Opinion of Stephanie Hildebrandt, in-house counsel for Borrower
Exhibit E-2 — Form of Opinion of Bracewell & Giuliani LLP, Borrower’s Counsel
Exhibit F — Form of Compliance Certificate
Exhibit G — Form of Revolving Loan Note
Exhibit H — Form of Competitive Loan Note
Exhibit I — Form of Swingline Loan Note

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     REVOLVING CREDIT AGREEMENT dated as of January 5, 2007, among DUNCAN ENERGY PARTNERS L.P., a Delaware limited partnership; the LENDERS party hereto; WACHOVIA BANK, NATIONAL ASSOCIATION, as Administrative Agent, Issuing Bank and Swingline Lender; THE BANK OF NOVA SCOTIA and CITIBANK, N.A., as Co-Syndication Agents; and JPMORGAN CHASE BANK, N.A. and MIZUHO CORPORATE BANK, LTD., as Co-Documentation Agents.
     The parties hereto agree as follows:
ARTICLE I
Definitions
     SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
     “ABR”, when used in reference to any Loan or Borrowing, refers to a Loan, or Loans, in the case of a Borrowing, which bear interest at a rate determined by reference to the Alternate Base Rate.
     “Acadian Gas” means Acadian Gas, LLC, a Delaware limited liability company.
     “Acquisition” means the acquisition by the Borrower and its Subsidiaries of the Acquisition Assets pursuant to the Acquisition Documents as described in the Registration Statement.
     “Acquisition Assets” means sixty-six percent (66%) of the equity interests in the Acquisition Subsidiaries.
     “Acquisition Documents” means, to the extent executed and delivered in connection with the Acquisition, each of the following: (i) Contribution, Conveyance and Assumption Agreement between Enterprise Products OLP and Borrower and certain Affiliates, (ii) Storage Lease (Enterprise Products NGL Marketing) between Enterprise Products OLP and Mont Belvieu Caverns, (iii) Storage Lease (North Propane – Propylene Splitters) between Enterprise Products OLP and Mont Belvieu Caverns, (iv) Storage Lease (Belvieu Environmental Fuels) between Enterprise Products OLP and Mont Belvieu Caverns, (v) Storage Lease (Butane Isomer) between Enterprise Products OLP and Mont Belvieu Caverns, (vi) Storage Lease (Enterprise Fractionation Plant) between Enterprise Products OLP and Mont Belvieu Caverns, (vii) Contribution, Conveyance and Assumption Agreement between Enterprise Products OLP and certain Affiliates and Mont Belvieu Caverns, (viii) Contribution, Conveyance and Assumption Agreement between Enterprise Products OLP and certain Affiliates and South Texas NGL, (ix) Pipeline Purchase and Sale Agreement between South Texas NGL and TEPPCO Crude Pipeline, L.P., (x) Pipeline Lease Agreement between South Texas NGL and TE Products Pipeline Company, (xi) Fourth Amended and Restated Administrative Services Agreement among EPCO and certain Affiliates, (xii) Omnibus Agreement among Enterprise Products OLP and certain Affiliates, and (xiii) to the extent filed with the SEC, all other agreements, assignments, deeds, conveyances, certificates and other documents and instruments now or hereafter executed and delivered in connection with the Acquisition.

     “Acquisition Subsidiaries” means Mont Belvieu Caverns, Acadian Gas, Sabine Propylene, Lou-Tex Propylene and South Texas NGL.
     “Administrative Agent” means Wachovia Bank, National Association, in its capacity as administrative agent for the Lenders hereunder.
     “Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
     “Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
     “Agreement” means this Revolving Credit Agreement dated January 5, 2007, among Duncan Energy Partners L.P., a Delaware limited partnership; the Lenders party hereto; Wachovia Bank, National Association, as Administrative Agent, Issuing Bank and Swingline Lender; The Bank of Nova Scotia and Citibank, N.A., as Co-Syndication Agents, and JPMorgan Chase Bank, N.A. and Mizuho Corporate Bank, Ltd., as Co-Documentation Agents, as amended, extended or otherwise modified from time to time.
     “Alternate Base Rate” means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day, and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.
     “Applicable Percentage” means, with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.
     “Applicable Rate” means, for any day, with respect to any Eurodollar Revolving Loan, or with respect to the facility fees payable hereunder, as the case may be:
     (a) Leverage Based. Prior to Moody’s, S&P or Fitch establishing a rating for the Index Debt, the applicable rate per annum set forth below under the caption “Eurodollar Spread” or “Facility Fee Rate”, as the case may be, based upon the Leverage Ratio as set forth in the most recent compliance certificate received by the Administrative Agent pursuant to Section 5.01(d):

Leverage Ratio	Facility Fee Rate	Eurodollar Spread
≤ 2.75 to 1.00	0.125%	0.575%
> 2.75 to 1.00 but ≤ 3.25 to 1.00	0.150%	0.650%
> 3.25 to 1.00 but ≤ 3.75 to 1.00	0.175%	0.725%
> 3.75 to 1.00 but ≤ 4.25 to 1.00	0.200%	0.850%
> 4.25 to 1.00	0.250%	0.950%

Any increase or decrease in the Applicable Rate resulting from a change in the Leverage Ratio shall become effective as of the first Business Day immediately following the date a compliance certificate is delivered pursuant to Section 5.01(d); provided, however, that if a compliance certificate is not delivered when due in accordance with such Section, a Leverage Ratio > 4.25 to 1.00 shall apply as of the first Business Day after the date on which such compliance certificate was required to have been delivered. The Applicable Rate in effect from the Effective Date through the first date following June 30, 2007 on which a compliance certificate is delivered or to be delivered pursuant to Section 5.01(d) shall be determined based upon a Leverage Ratio > 3.75 to 1.00 but < 4.25 to 1.00, unless clause (b) below shall apply.
     (b) Ratings Based. Upon Moody’s, S&P or Fitch establishing a rating for the Index Debt (subject to the immediately following paragraph of this clause (b)), the applicable rate per annum set forth below under the caption “Eurodollar Spread” or “Facility Fee Rate”, as the case may be, based upon the ratings by Moody’s, S&P and/or Fitch, respectively, applicable on such date to the Index Debt:.

Index Debt Ratings:
(Moody’s/S&P/Fitch)	Eurodollar Spread*	Facility Fee Rate	Utilization Fee Rate
Category 1 ≥ Baa1 / BBB+ / BBB+	0.230%	0.070%	0.050%
Category 2 Baa2 / BBB / BBB	0.310%	0.090%	0.050%
Category 3 Baa3 / BBB- / BBB-	0.440%	0.110%	0.100%
Category 4 Ba1 / BB+ / BB+	0.575%	0.125%	0.100%
Category 5 < Ba1 / BB+ / BB+	0.675%	0.175%	0.100%

*	provided, the applicable Eurodollar Spread pursuant to this clause (b) shall be increased by the Utilization Fee Rate on each day that (i) the total Revolving Credit Exposures plus (ii) the aggregate principal amount of outstanding Competitive Loans equals or exceeds (iii) fifty percent (50%) of the total Commitments.
For purposes of the foregoing, (i) if only one of Moody’s, S&P and Fitch shall have in effect a rating for the Index Debt, or if only two of Moody’s, S&P and Fitch shall have in effect a rating for the Index Debt, and such ratings fall within the same Category, then the other two rating agencies, or other rating agency, shall be deemed to have established a rating in the same Category as such agency or agencies; (ii) if only two of Moody’s, S&P and Fitch shall have in effect a rating for the Index Debt, and such ratings shall fall within different Categories, the Applicable Rate shall be based on the higher of the two ratings; (iii) if each of Moody’s, S&P and Fitch shall have in effect a rating for the Index Debt, and such ratings shall fall within different Categories, the Applicable Rate shall be based on (x) the majority rating, if two of such ratings fall within the same Category, or (y) the middle rating, if all three of such ratings fall within different Categories, (iv) if the ratings established or deemed to have been established by Moody’s, S&P and/or Fitch for the Index Debt shall be changed (other than as a result of a change in the rating system of Moody’s, S&P or Fitch), such change shall be effective as of the date on which it is first announced by the applicable rating agency. Each change in the Applicable Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change.

     (c) Ratings Changes or Unavailability. If the rating system of Moody’s, S&P or Fitch shall change, or if any such rating agency shall cease to be in the business of rating corporate debt obligations, the Borrower and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Rate shall be determined by reference to the rating most recently in effect prior to such change or cessation.
     “Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, substantially in the form of Exhibit A or any other form approved by the Administrative Agent.
     “Attributable Indebtedness” with respect to any Sale/Leaseback Transaction, means, as at the time of determination, the present value (discounted at the rate set forth or implicit in the terms of the lease included in such transaction) of the total obligations of the lessee for rental payments (other than amounts required to be paid on account of property taxes, maintenance, repairs, insurance, assessments, utilities, operating and labor costs and other items that do not constitute payments for property rights) during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended). In the case of any lease that is terminable by the lessee upon the payment of a penalty or other termination payment, such amount shall be the lesser of the amount determined assuming termination upon the first date such lease may be terminated (in which case the amount shall also include the amount of the penalty or termination payment, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated) or the amount determined assuming no such termination.
     “Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.
     “Board” means the Board of Governors of the Federal Reserve System of the United States of America.
     “Borrower” means Duncan Energy Partners L.P., a Delaware limited partnership.
     “Borrowing” means (a) Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect, (b) a Competitive Loan or group of Competitive Loans of the same Type made on the same date and as to which a single Interest Period is in effect or (c) a Swingline Loan.
     “Borrowing Request” means a request by the Borrower for a Revolving Borrowing in accordance with Section 2.03, and being in the form of attached Exhibit B.
     “Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

     “Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
     “CERCLA” means the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980, as amended.
     “Change in Control” means the occurrence of any of the following events:
     (i) Enterprise Products Partners shall cease to own, directly or indirectly, all of the membership interests (including all securities which are convertible into membership interests) of General Partner.
     (ii) Continuing Directors cease for any reason to constitute collectively a majority of the members of the board of directors of Enterprise Products GP then in office;
     (iii) any Person or related Persons constituting a group (as such term is used in Rule 13d-5 under the Securities Exchange Act of 1934, as amended) obtains direct or indirect beneficial ownership interest in Enterprise Products GP greater than the direct or indirect beneficial ownership interests of EPCO and its Affiliates in Enterprise Products GP;
     (iv) Enterprise Products OLPGP, Inc. shall cease to own, directly or indirectly, all of the general partner interests (including all securities which are convertible into general partner interests) of Enterprise Products OLP; or
     (v) Enterprise Products Partners shall cease to own, directly or indirectly, all of the limited partner interests of Enterprise Products OLP.
     As used herein, “Continuing Director” means any member of the board of directors of Enterprise Products GP who (x) is a member of such board of directors as of the date hereof, or (y) was nominated for election or elected to such board of directors with the approval of a majority of the Continuing Directors who were members of such board at the time of such nomination or election.
     “Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s or the Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.
     “Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Competitive Loans or Swingline Loans.
     “Code” means the Internal Revenue Code of 1986, as amended from time to time.

     “Commercial Operation Date” means the date on which a Material Project is substantially complete and commercially operable.
     “Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.09 and (b) reduced or increased from time to time pursuant to Section 2.01 or assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Commitment is set forth on Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Commitment, as applicable. The initial aggregate amount of the Lenders’ Commitments is $300,000,000.
     “Competitive Bid” means an offer by a Lender to make a Competitive Loan in accordance with Section 2.04.
     “Competitive Bid Rate” means, with respect to any Competitive Bid, the Margin or the Fixed Rate, as applicable, offered by the Lender making such Competitive Bid.
     “Competitive Bid Request” means a request by the Borrower for Competitive Bids in accordance with Section 2.04, and being in the form of attached Exhibit C.
     “Competitive Loan” means a Loan made pursuant to Section 2.04.
     “Consolidated EBITDA” means for any period, the sum of (a) the consolidated net income of the Borrower and its consolidated Subsidiaries (excluding Project Finance Subsidiaries) for such period plus, to the extent deducted in determining consolidated net income for such period, the aggregate amount of (i) interest expense of the Borrower and its consolidated Subsidiaries (excluding Project Finance Subsidiaries), determined on a consolidated basis for such period, excluding interest expense of each non-wholly owned Subsidiary to the extent such interest expense is not attributable to the Borrower’s direct or indirect ownership interest in such Subsidiary, unless the Borrower or another Subsidiary has given a Guarantee of the obligations to which such interest expense relates, in which case all of such interest expense, to the extent not eliminated in consolidation, shall be included in interest expense and none of such interest expense, except to the extent eliminated in consolidation, shall be excluded, (ii) income or gross receipts tax (or franchise tax or margin tax in the nature of an income or gross receipts tax) expense, (iii) depreciation and amortization expense of the Borrower and its wholly-owned Subsidiaries, (iv) depreciation and amortization expense of each non-wholly owned Subsidiary multiplied by the Borrower’s direct or indirect ownership percentage of the Equity Interests in each such Subsidiary, (v) parent interest associated with Enterprise Products OLP’s (or its successor’s) limited partnership and general partnership interest in the Borrower, and (vi) any special earnings or loss allocation from a non-wholly owned Subsidiary to Enterprise Products OLP or its Subsidiaries (or any of their respective successors) for which the Borrower does not have a payment obligation, minus (b) equity in earnings from unconsolidated subsidiaries of the Borrower, plus (c) the amount of cash dividends actually received during such period by the Borrower or a Subsidiary (other than a Project Finance Subsidiary) from a Project Finance Subsidiary or unconsolidated subsidiaries, plus (d) the amount of all payments during such period on leases of the type referred to in clause (d) of the definition herein of Indebtedness and the amount of all payments during such period under other off-balance sheet loans and financings of the type referred to in such clause (d), minus (e) the amount of any cash dividends, repayments of loans or advances, releases or discharges of guarantees or other obligations or other transfers of property or returns of capital previously received by the Borrower or a Subsidiary (other than a Project Finance Subsidiary) from a Project Finance Subsidiary that during such period were either (x) recovered pursuant to recourse provisions with respect to a Project Financing at such Project Finance Subsidiary or (y) reinvested by the Borrower or a Subsidiary in such Project Finance Subsidiary.
     “Consolidated Indebtedness” means the Indebtedness of the Borrower and its consolidated Subsidiaries (excluding Project Finance Subsidiaries) including, without duplication, guaranties of funded debt, determined on a consolidated basis as of such date.
     “Consolidated Interest Expense” means for any period, the interest expense of the Borrower and its consolidated Subsidiaries (excluding Project Finance Subsidiaries), determined on a consolidated basis for such period, excluding (i) amortization in accordance with GAAP of transaction costs associated with the issuance of Indebtedness, (ii) interest expense of each non-wholly owned Subsidiary in an amount equal to the aggregate ownership percentage of such Subsidiary’s Equity Interests by owners other than the Borrower, unless the Borrower or another Subsidiary has given a Guarantee of such Indebtedness, in which case all of such interest expense, to the extent not eliminated in consolidation, shall be included in Consolidated Interest Expense and none of such interest expense, except to the extent eliminated in consolidation, shall be excluded, and (iii) any changes in the fair market value of interest rate hedges, determined on a consolidated basis for such period.
     “Consolidated Net Tangible Assets” means, at any date of determination, the total amount of assets of the Borrower and its consolidated subsidiaries after deducting therefrom:
     (a) all current liabilities (excluding (A) any current liabilities that by their terms are extendable or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed, and (B) current maturities of long-term debt); and
     (b) the value (net of any applicable reserves) of all goodwill, trade names, trademarks, patents and other like intangible assets, all as set forth, or on a pro forma basis would be set forth, on the consolidated balance sheet of the Borrower and its consolidated subsidiaries for the Borrower’s most recently completed fiscal quarter, prepared in accordance with GAAP.
     “Consolidated Net Worth” means as to any Person, at any date of determination, the sum of (i) preferred stock (if any), (ii) an amount equal to (a) the face amount of outstanding Hybrid Securities not in excess of 15% of Consolidated Total Capitalization times (b) sixty-two and one-half percent (62.5%), (iii) par value of common stock, (iv) capital in excess of par value of common stock, (v) partners’ capital or equity, and (vi) retained earnings, less treasury stock (if any), of such Person, all as determined on a consolidated basis.
     “Consolidated Total Capitalization” means the sum of (i) Consolidated Indebtedness and (ii) Borrower’s Consolidated Net Worth.
     “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

     “Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
     “Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.05.
     “Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any Sale/Leaseback Transaction) of any assets or property by the Borrower or any Subsidiary (including the Equity Interests of any Subsidiary), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.
     “dollars” or “$” refers to lawful money of the United States of America.
     “Effective Date” means the date on or prior to April 5, 2007 specified in the notice referred to in the last sentence of Section 4.01.
     “Enterprise GP Holdings” means Enterprise GP Holdings L.P., a publicly traded Delaware limited partnership that as of the Effective Date owns Enterprise Products GP.
     “Enterprise Products GP” means Enterprise Products GP, LLC, a Delaware limited liability company, which as of the Effective Date is the general partner of Enterprise Products Partners.
     “Enterprise Products OLP” means Enterprise Products Operating L.P., a Delaware limited partnership, which as of the Effective Date is the operating partnership of Enterprise Products Partners and a wholly-owned subsidiary of Enterprise Products Partners.
     “Enterprise Products OLP Credit Agreement” means that certain Multi-Year Revolving Credit Agreement dated August 25, 2004 among Enterprise Products OLP, Wachovia Bank, National Association, as administrative agent, and the lenders named therein, as amended.
     “Enterprise Products Partners” means Enterprise Products Partners L.P., a Delaware limited partnership.
     “Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.
     “Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

     “EPCO” means EPCO, Inc., a Delaware corporation, which as of the Effective Date is an Affiliate of Enterprise Products Partners.
     “Equity Interest” means shares of the capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity interests in any Person, or any warrants, options or other rights to acquire such interests.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
     “ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
     “ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.
     “Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Board, as in effect from time to time.
     “Eurodollar”, when used in reference to any Loan or Borrowing, refers to a Loan, or Loans, in the case of a Borrowing, which bear interest at a rate determined by reference to the LIBO Rate.
     “Eurodollar Rate Reserve Percentage” of any Lender for any Interest Period for each Revolving Eurodollar Borrowing means the reserve percentage applicable during such Interest Period (or if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such Interest Period during which any such percentage shall be so applicable) under regulations issued from time to time by the Board for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for such Lender with respect to liabilities or assets consisting of or including Eurocurrency Liabilities having a term equal to such Interest Period.
     “Evangeline” means Evangeline Gas Pipeline Company, L.P. and Evangeline Gas Corp., which as of the Effective Date are unconsolidated Affiliates of the Borrower.

     “Event of Default” has the meaning assigned to such term in Article VII.
     “Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, by any state thereof or the District of Columbia or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America, any state thereof or the District of Columbia or any similar tax imposed by any other jurisdiction in which the Administrative Agent, such Lender or such other recipient is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.19(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 2.17(e).
     “Existing Letters of Credit” means certain outstanding letters of credit issued by Wachovia Bank, National Association under the Enterprise Products OLP Credit Agreement on behalf of certain of the Acquisition Subsidiaries and listed on Schedule 1.01.
     “Federal Funds Effective Rate” means, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.
     “Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.
     “Fitch” means Fitch, Inc.
     “Fixed Rate” means, with respect to any Competitive Loan (other than a Eurodollar Competitive Loan), the fixed rate of interest per annum specified by the Lender making such Competitive Loan in its related Competitive Bid.
     “Fixed Rate Loan” means a Competitive Loan bearing interest at a Fixed Rate.
     “Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than the United States of America, any state thereof or the District of Columbia.
     “GAAP” means generally accepted accounting principles in the United States of America.
     “General Partner” means DEP Holdings, LLC, a Delaware limited liability company, which as of the Effective Date is the general partner of the Borrower and a wholly-owned Subsidiary of Enterprise Products OLP.
     “Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
     “Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.
     “Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature, in each case regulated pursuant to any Environmental Law.
     “Hedging Agreement” means a financial instrument or security which is used as a cash flow or fair value hedge to manage the risk associated with a change in interest rates, foreign currency exchange rates or commodity prices.
     “Hybrid Securities” means any trust preferred securities, or deferrable interest subordinated debt with a maturity of at least 20 years, which provides for the optional or mandatory deferral of interest or distributions, issued by the Borrower, or any business trusts, limited liability companies, limited partnerships or similar entities (i) substantially all of the common equity, general partner or similar interests of which are owned (either directly or indirectly through one or more wholly owned Subsidiaries) at all times by the Borrower or any of its Subsidiaries, (ii) that have been formed for the purpose of issuing hybrid securities or deferrable interest subordinated debt, and (iii) substantially all the assets of which consist of (A) subordinated debt of the Borrower or a Subsidiary of the Borrower, and (B) payments made from time to time on the subordinated debt.
     “Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for the repayment of money borrowed which are or should be shown on a balance sheet as debt in accordance with GAAP, (b) obligations of such Person as lessee under leases which, in accordance with GAAP, are capital leases, (c) guaranties of such Person of payment or collection of any obligations described in clauses (a) and (b) of other Persons; and (d) all obligations of such Person under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing if the obligation under such synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing, as the case may be, is considered indebtedness for borrowed money for tax purposes but is classified as an operating lease in accordance with GAAP; provided, that (i) clauses (a) and (b) include, in the case of obligations of the Borrower or any Subsidiary, only such obligations as are or should be shown as debt or capital lease liabilities on a consolidated balance sheet of the Borrower in accordance with GAAP, (ii) clause (c) includes, in the case of guaranties granted by the Borrower or any Subsidiary, only such guaranties of obligations of another Person that are or should be shown as debt or capital lease liabilities on a consolidated balance sheet of such Person in accordance with GAAP, and (iii) the liability of any Person as a general partner of a partnership for Indebtedness of such partnership, if such partnership is not a Subsidiary of such Person, shall not constitute Indebtedness.
     “Indemnified Taxes” means Taxes other than Excluded Taxes.
     “Index Debt” means senior, unsecured, non-credit enhanced Indebtedness of the Borrower.
     “Information Memorandum” means the Confidential Information Memorandum dated December, 2006 relating to the Borrower and the Transactions.
     “Interest Election Request” means a request by the Borrower to convert or continue a Revolving Borrowing in accordance with Section 2.08, and being in the form of attached Exhibit D.
     “Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan), the last day of each March, June, September and December, (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three (3) months’ duration, each day that occurs an integral multiple of three (3) months after the first day of such Interest Period, (c) with respect to any Fixed Rate Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Fixed Rate Borrowing with an Interest Period of more than 90 days’ duration (unless otherwise specified in the applicable Competitive Bid Request), each day that occurs an integral multiple of 90 days after the first day of such Interest Period, and any other dates that are specified in the applicable Competitive Bid Request as Interest Payment Dates with respect to such Borrowing, and (d) with respect to any Swingline Loan, the day that such Loan is required to be repaid.
     “Interest Period” means (a) with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (and, if available to all Lenders, 12 months) thereafter, as the Borrower may elect, and (b) with respect to any Fixed Rate Borrowing, the period (which shall not be less than seven (7) days or more than 180 days) commencing on the date of such Borrowing and ending on the date specified in the applicable Competitive Bid Request; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes of this definition, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a Revolving Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

     “IPO” means the Borrower’s proposed initial public offering as described in the Registration Statement.
     “Issuing Bank” means Wachovia Bank, National Association, in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.06(i); provided, that, for purposes of the Existing Letters of Credit, the term “Issuing Bank” shall mean Wachovia Bank, National Association, in its capacity as issuer of the Existing Letters of Credit under the Enterprise Products OLP Credit Agreement. The Issuing Bank may arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank if the Borrower (in its sole discretion) approves such arrangement in writing, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate. Administrative Agent may, with the consent of the Borrower and the Lender in question, appoint any Lender hereunder as Issuing Bank in place of or in addition to Wachovia Bank, National Association.
     “LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.
     “LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.
     “Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Acceptance or pursuant to Section 2.01(b), other than any such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance or pursuant to Section 2.01(c). Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.
     “Letter of Credit” means, collectively, the Existing Letters of Credit and any letter of credit issued pursuant to this Agreement.
     “Leverage Ratio” shall have the meaning given such term in Section 6.07(b).
     “LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, (a) the rate per annum appearing on Page 3750 of the Bridge Telerate Service (formerly Dow Jones Market Service) (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period; (b) if for any reason the rate specified in clause (a) of this definition does not so appear on Page 3750 of the Bridge Telerate Service (or any successor or substitute page or any such successor to or substitute for such Service), the rate per annum appearing on Reuters Screen LIBO page (or any successor or substitute page) as the London interbank offered rate for deposits in dollars at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period for a maturity comparable to such Interest Period; and (c) if the rate specified in clause (a) of this definition does not so appear on Page 3750 of the Bridge Telerate Service (or any successor or substitute page or any such successor to or substitute for such Service) and if no rate specified in clause (b) of this definition so appears on Reuters Screen LIBO page (or any successor or substitute page), the average of the interest rates per annum at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the respective principal London offices of the Reference Banks in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.
     “LIBO Market Index Rate” means, for any day, with respect to any LMIR Borrowing or LMIR Loan (a) the rate per annum appearing on Page 3750 of the Bridge Telerate Service (formerly Dow Jones Market Service) (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Swingline Lender from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time for such day, provided, if such day is not a Business Day, the immediately preceding Business Day, as the rate for dollar deposits with a one-month maturity; (b) if for any reason the rate specified in clause (a) of this definition does not so appear on Page 3750 of the Bridge Telerate Service (or any successor or substitute page or any such successor to or substitute for such Service), the rate per annum appearing on Reuters Screen LIBO page (or any successor or substitute page) as the London interbank offered rate for deposits in dollars at approximately 11:00 a.m., London time, for such day, provided, if such day is not a Business Day, the immediately preceding Business Day, for a one-month maturity; and (c) if the rate specified in clause (a) of this definition does not so appear on Page 3750 of the Bridge Telerate Service (or any successor or substitute page or any such successor to or substitute for such Service) and if no rate specified in clause (b) of this definition so appears on Reuters Screen LIBO page (or any successor or substitute page), the average of the interest rates per annum at which dollar deposits of $5,000,000 and for a one-month maturity are offered by the respective principal London offices of the Reference Banks in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, for such day.
     “Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities. For avoidance of doubt, operating leases are not “Liens”.
     “LMIR”, when used in reference to any Loan or Borrowing, refers to a Loan, or Loans, in the case of a Borrowing, which bear interest at a rate determined by reference to the LIBO Market Index Rate.
     “Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.
     “Lou-Tex Propylene” means Enterprise Lou-Tex Propylene Pipeline L.P., a Texas limited partnership.
     “Margin” means, with respect to any Competitive Loan bearing interest at a rate based on the LIBO Rate, the marginal rate of interest, if any, to be added to or subtracted from the LIBO

Rate to determine the rate of interest applicable to such Loan, as specified by the Lender making such Loan in its related Competitive Bid.
     “Material Adverse Change” means a material adverse change, from that in effect on September 30, 2006, in the financial condition or results of operations of the Borrower and its consolidated Subsidiaries taken as a whole, as indicated in the most recent quarterly or annual financial statements, except as to matters or events occurring on or prior to the date hereof and disclosed in the Registration Statement; provided, as of the Effective Date and through and until the Acquisition only, “Material Adverse Change” shall also include a material adverse change, from that in effect on September 30, 2006, in the financial condition or results of operations of the Acquisition Assets taken as a whole, as indicated in the Registration Statement.
     “Material Adverse Effect” means a material adverse effect on the financial condition or results of operations of the Borrower and its consolidated Subsidiaries taken as a whole, as indicated in the most recent quarterly or annual financial statements, except as to matters or events occurring on or prior to the date hereof and disclosed in the Registration Statement; provided, as of the Effective Date and through and until the Acquisition only, “Material Adverse Effect” shall also include a material adverse effect on the financial condition or results of operations of the Acquisition Assets taken as a whole, as indicated in the Registration Statement.
     “Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), of any one or more of the Borrower and its Subsidiaries (other than Project Finance Subsidiaries) in an aggregate principal amount exceeding $10,000,000.
     “Material Project” means the construction or expansion of any capital project of the Borrower or any of its Subsidiaries, the aggregate capital cost of which exceeds $50,000,000.
     “Material Project EBITDA Adjustments” shall mean, with respect to each Material Project:
     (A) prior to the Commercial Operation Date of a Material Project (but including the fiscal quarter in which such Commercial Operation Date occurs), a percentage (based on the then-current completion percentage of such Material Project) of an amount to be approved by the Administrative Agent as the projected Consolidated EBITDA of Borrower and its Subsidiaries attributable to such Material Project for the first 12-month period following the scheduled Commercial Operation Date of such Material Project (such amount to be determined based on customer contracts or tariff-based customers relating to such Material Project, the creditworthiness of the other parties to such contracts or such tariff-based customers, and projected revenues from such contracts, tariffs, capital costs and expenses, scheduled Commercial Operation Date, oil and gas reserve and production estimates, commodity price assumptions and other factors deemed appropriate by Administrative Agent), which may, at the Borrower’s option, be added to actual Consolidated EBITDA for the Borrower and its Subsidiaries for the fiscal quarter in which construction of such Material Project commences and for each fiscal quarter thereafter until the Commercial Operation Date of such Material Project (including the fiscal quarter in which such Commercial Operation Date occurs, but net of any actual Consolidated EBITDA of the Borrower and its Subsidiaries attributable to such Material Project following such Commercial Operation Date); provided that if the actual Commercial Operation Date does not occur by the scheduled Commercial Operation Date, then the foregoing amount shall be reduced, for quarters ending after the scheduled Commercial Operation Date to (but excluding) the first full quarter after its Commercial Operation Date, by the following percentage amounts depending on the period of delay (based on the period of actual delay or then-estimated delay, whichever is longer): (i) 90 days or less, 0%, (ii) longer than 90 days, but not more than 180 days, 25%, (iii) longer than 180 days but not more than 270 days, 50%, and (iv) longer than 270 days, 100%; and
     (B) beginning with the first full fiscal quarter following the Commercial Operation Date of a Material Project and for the two immediately succeeding fiscal quarters, an amount to be approved by the Administrative Agent as the projected Consolidated EBITDA of Borrower and its Subsidiaries attributable to such Material Project (determined in the same manner as set forth in clause (A) above) for the balance of the four full fiscal quarter period following such Commercial Operation Date, which may, at the Borrower’s option, be added to actual Consolidated EBITDA for the Borrower and its Subsidiaries for such fiscal quarters.
     Notwithstanding the foregoing:
     (i) no such additions shall be allowed with respect to any Material Project unless:
     (a) not later than 30 days prior to the delivery of any certificate required by the terms and provisions of Section 5.01(d) to the extent Material Project EBITDA Adjustments will be made to Consolidated EBITDA in determining compliance with Section 6.07(b), the Borrower shall have delivered to the Administrative Agent written pro forma projections of Consolidated EBITDA of the Borrower and its Subsidiaries attributable to such Material Project and
     (b) prior to the date such certificate is required to be delivered, the Administrative Agent shall have approved (such approval not to be unreasonably withheld) such projections and shall have received such other information and documentation as the Administrative Agent may reasonably request, all in form and substance satisfactory to the Administrative Agent, and
     (ii) the aggregate amount of all Material Project EBITDA Adjustments during any period shall be limited to 15% of the total actual Consolidated EBITDA of the Borrower and its Subsidiaries for such period (which total actual Consolidated EBITDA shall be determined without including any Material Project EBITDA Adjustments).
     “Material Subsidiary” means each Subsidiary of the Borrower (and, prior to the Acquisition, the Acquisition Subsidiaries and their Subsidiaries) that, as of the last day of the fiscal year of the Borrower most recently ended prior to the relevant determination of Material Subsidiaries, has a net worth determined in accordance with GAAP that is greater than 10% of the Consolidated Net Worth of the Borrower (or, prior to the Acquisition, the total Consolidated Net Worth of the Borrower and the Acquisition Subsidiaries) as of such day.
     “Maturity Date” means the fourth anniversary of the Effective Date, as may be extended pursuant to Section 2.01(c).
     “Mont Belvieu Caverns” means Mont Belvieu Caverns, L.P., a Delaware limited partnership, or its successor, Mont Belvieu Caverns, LLC, a Delaware limited liability company.
     “Moody’s” means Moody’s Investors Service, Inc.

     “Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
     “Notes” means any promissory notes issued by Borrower pursuant to Section 2.10(e).
     “Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement.
     “Partnership Agreement” means the Agreement of Limited Partnership of the Borrower among the General Partner and limited partners substantially in the form provided to the Lenders, as amended, modified and supplemented from time to time.
     “PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
     “Permitted Liens” means:
     (a) liens upon rights-of-way for pipeline purposes;
     (b) any statutory or governmental lien or lien arising by operation of law, or any mechanics’, repairmen’s, materialmen’s, suppliers’, carriers’, landlords’, warehousemen’s or similar lien incurred in the ordinary course of business which is not yet due or which is being contested in good faith by appropriate proceedings and any undetermined lien which is incidental to construction, development, improvement or repair; or any right reserved to, or vested in, any municipality or public authority by the terms of any right, power, franchise, grant, license, permit or by any provision of law, to purchase or recapture or to designate a purchaser of, any property;
     (c) liens for taxes and assessments which are (i) for the then current year, (ii) not at the time delinquent, or (iii) delinquent but the validity or amount of which is being contested at the time by the Borrower or any Subsidiary in good faith by appropriate proceedings;
     (d) liens of, or to secure performance of, leases, other than capital leases, or any lien securing industrial development, pollution control or similar revenue bonds;
     (e) any lien upon property or assets acquired or sold by the Borrower or any Subsidiary resulting from the exercise of any rights arising out of defaults on receivables;
     (f) any lien in favor of the Borrower or any wholly-owned Subsidiary;
     (g) any lien in favor of the United States of America or any state thereof, or any department, agency or instrumentality or political subdivision of the United States of America or any state thereof, to secure partial, progress, advance, or other payments pursuant to any contract or statute, or any debt incurred by the Borrower or any Subsidiary for the purpose of financing all or any part of the purchase price of, or the cost of constructing, developing, repairing or improving, the property or assets subject to such lien;
     (h) any lien incurred in the ordinary course of business in connection with workmen’s compensation, unemployment insurance, temporary disability, social security, retiree health or similar laws or regulations or to secure obligations imposed by statute or governmental regulations;
     (i) liens in favor of any Person to secure obligations under provisions of any letters of credit, bank guarantees, bonds or surety obligations required or requested by any governmental authority in connection with any contract or statute; or any lien upon or deposits of any assets to secure performance of bids, trade contracts, leases or statutory obligations;
     (j) any lien upon any property or assets created at the time of acquisition of such property or assets by the Borrower or any Subsidiary or within one year after such time to secure all or a portion of the purchase price for such property or assets or debt incurred to finance such purchase price, whether such debt was incurred prior to, at the time of or within one year after the date of such acquisition; or any lien upon any property or assets to secure all or part of the cost of construction, development, repair or improvements thereon or to secure debt incurred prior to, at the time of, or within one year after completion of such construction, development, repair or improvements or the commencement of full operations thereof (whichever is later), to provide funds for any such purpose;
     (k) any lien upon any property or assets (i) existing thereon at the time of the acquisition thereof by the Borrower or any Subsidiary, (ii) existing thereon at the time such Person becomes a Subsidiary by acquisition, merger or otherwise, or (iii) acquired by any Person after the time such Person becomes a Subsidiary by acquisition, merger or otherwise, to the extent such lien is created by security documents existing at the time such Person becomes a Subsidiary and not added to such security documents in contemplation thereof;
     (l) liens imposed by law or order as a result of any proceeding before any court or regulatory body that is being contested in good faith, and liens which secure a judgment or other court-ordered award or settlement as to which the Borrower or the applicable Subsidiary has not exhausted its appellate rights;
     (m) any extension, renewal, refinancing, refunding or replacement (or successive extensions, renewals, refinancing, refunding or replacements) of liens, in whole or in part, referred to in clauses (a) through (l) above; provided, however, that any such extension, renewal, refinancing, refunding or replacement lien shall be limited to the property or assets covered by the lien extended, renewed, refinanced, refunded or replaced and that the obligations secured by any such extension, renewal, refinancing, refunding or replacement lien shall be in an amount not greater than the amount of the obligations secured by the lien extended, renewed, refinanced, refunded or replaced and any expenses of the Borrower and its Subsidiaries (including any premium) incurred in connection with such extension, renewal, refinancing, refunding or replacement;
     (n) any lien resulting from the deposit of moneys or evidence of indebtedness in trust for the purpose of defeasing debt of the Borrower or any Subsidiary;
     (o) the liens upon the property and assets of Evangeline existing on the Effective Date, and other liens and encumbrances described in the Registration Statement, including any rights of first refusal, as set forth on Schedule 6.02; or
     (p) other liens incurred in the ordinary course of business securing up to $25,000,000 of Indebtedness of the Borrower and its Subsidiaries in the aggregate at any time outstanding;

provided, such secured Indebtedness of the Borrower shall not exceed $10,000,000 in the aggregate at any time outstanding.
     “Permitted Sale/Leaseback Transactions” means any Sale/Leaseback Transaction:
     (a) which occurs within one year from the date of completion of the acquisition of the property subject thereto or the date of the completion of construction, development or substantial repair or improvement, or commencement of full operations on such poperty, whichever is later; or
     (b) involves a lease for a period, including renewals, of not more than three years; or
     (c) the Borrower or any Subsidiary would be entitled to incur Indebtedness, in a principal amount equal to the Attributable Indebtedness with respect to such Sale/Leaseback Transaction, secured by a Lien on the property subject to such Sale/Leaseback Transaction pursuant to Section 6.02 without equally and ratably securing the Indebtedness under this Agreement pursuant to such Section; or
     (d) the Borrower or any Subsidiary, within a one-year period after such Sale/Leaseback Transaction, applies or causes to be applied an amount not less than the Attributable Indebtedness from such Sale/Leaseback Transaction to (a) the prepayment, repayment, redemption, reduction or retirement of any Indebtedness of the Borrower or any Subsidiary that is not subordinated to the Indebtedness under this Agreement, or (b) the expenditure or expenditures for Principal Property used or to be used in the ordinary course of business of the Borrower or its Subsidiaries.
     Notwithstanding the foregoing provisions of this definition, any Sale/Leaseback Transaction not covered by clauses (a) through (d), inclusive, of this definition, shall nonetheless be a Permitted Sale/Leaseback Transaction if the Attributable Indebtedness from such Sale/Leaseback Transaction, together with the aggregate principal amount of outstanding Indebtedness (other than Indebtedness under this Agreement) secured by Liens other than Permitted Liens, does not exceed 10% of Consolidated Net Tangible Assets.
     “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
     “Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
     “Prime Rate” means the rate of interest per annum publicly announced from time to time by Wachovia Bank, National Association as its prime rate in effect at its principal office in Charlotte, North Carolina. Each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.
     “Project Financing” means Indebtedness incurred by a Project Finance Subsidiary to finance the acquisition or construction of any asset or project which Indebtedness does not permit or provide for recourse against the Borrower or any of its Subsidiaries (other than any

Project Finance Subsidiary) and other than recourse that consists of rights to recover dividends paid by such Project Finance Subsidiary.
     “Project Finance Subsidiaries” means a Subsidiary that is (A) created principally to (i) construct or acquire any asset or project that will be or is financed solely with Project Financing for such asset or project, related equity investments and any loans to, or capital contributions in, such Subsidiary that are not prohibited hereby, (ii) own an Equity Interest in a Project Finance Subsidiary, and/or (iii) own an interest in any such asset or project and (B) designated as a Project Finance Subsidiary by the Borrower in writing to Administrative Agent.
     “Reference Banks” means Wachovia Bank, National Association, JPMorgan Chase Bank and Citibank, N.A.
     “Register” has the meaning set forth in Section 9.04(c).
     “Registration Statement” means the Borrower’s Form S-1 Registration Statement filed December 15, 2006 with the SEC, as amended through the date hereof.
     “Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.
     “Required Lenders” means, at any time, Lenders having Revolving Credit Exposures and unused Commitments representing more than 50% of the sum of the total Revolving Credit Exposures and unused Commitments at such time; provided that, for purposes of declaring the Loans to be due and payable pursuant to Article VII, and for all purposes after the Loans become due and payable pursuant to Article VII or the Commitments expire or terminate, the outstanding Competitive Loans of the Lenders shall be added to their respective Revolving Credit Exposures and to the total Revolving Credit Exposures in determining the Required Lenders.
     “Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any class of Equity Interests of the Borrower, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests of the Borrower or any option, warrant or other right to acquire any Equity Interests of the Borrower.
     “Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans and its LC Exposure and Swingline Exposure at such time.
     “Revolving Loan” means a Loan made pursuant to Section 2.03.
     “Sabine Propylene” means Sabine Propylene Pipeline L.P., a Texas limited partnership.
     “Sale/Leaseback Transaction” means any arrangement with any Person providing for the leasing, under a lease that is not a capital lease under GAAP, by the Borrower or a Subsidiary (other than a Project Finance Subsidiary) of any Principal Property, which property has been or is to be sold or transferred by the Borrower or such Subsidiary to such Person in contemplation of such leasing.

     “S&P” means Standard & Poor’s Ratings Services, a division of McGraw Hill Companies, Inc.
     “SEC” has the meaning set forth in Section 5.01(a).
     “South Texas NGL” means South Texas NGL Pipelines, LLC, a Delaware limited liability company.
     “Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests, are, as of such date, owned, controlled or held by the parent and one or more subsidiaries of the parent.
     “Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.
     “Swingline Lender” means Wachovia Bank, National Association, in its capacity as lender of Swingline Loans hereunder.
     “Swingline Loan” means a Loan made pursuant to Section 2.05.
     “Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.
     “Transactions” means the execution, delivery and performance by the Borrower of this Agreement, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.
     “Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the LIBO Rate, the Alternate Base Rate or, in the case of a Competitive Loan or Borrowing, the LIBO Rate or a Fixed Rate.
     “Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
     SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Borrowing”).
     SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
     SECTION 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with (i) except for purposes of Section 6.07, GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith; and (ii) for purposes of Section 6.07, GAAP, as in effect on September 30, 2006.
ARTICLE II
The Credits
     SECTION 2.01. Commitments. (a) Subject to the terms and conditions set forth herein, each Lender agrees to make Revolving Loans to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in (i) such Lender’s Revolving Credit Exposure exceeding such Lender’s Commitment or (ii) the sum of the total Revolving Credit Exposures plus the aggregate principal amount of outstanding Competitive Loans exceeding the total Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans.
     (b) The Borrower shall have the right, without the consent of the Lenders but with the prior approval of the Administrative Agent, not to be unreasonably withheld, to cause from time to time an increase in the total Commitments of the Lenders by adding to this Agreement one or more additional Lenders or by allowing one or more Lenders to increase their respective Commitments; provided however (i) no Event of Default shall have occurred hereunder which is continuing, (ii) no such increase shall cause the aggregate Commitments hereunder to exceed $450,000,000, and (iii) no Lender’s Commitment shall be increased without such Lender’s consent.

     (c) The Borrower may make up to two (2) requests for one-year extensions of the Maturity Date by delivering a written request for same to the Administrative Agent no earlier than 30 days prior to the first anniversary of the Effective Date and no later than 30 days prior to the Maturity Date (or previously extended Maturity Date pursuant hereto). Any such extension shall be effective if (i) consented to by Required Lenders within thirty (30) days after such request, (ii) on the Maturity Date as it existed immediately before such extension (A) the Commitments of the dissenting Lenders are terminated (which termination shall be effective automatically), (B) all amounts owing to such dissenting Lenders are paid in full (which payments shall not be subject to Section 2.11), and (C) the total Commitments are permanently reduced by an amount equal to such dissenting Lenders’ Commitments so terminated, except to the extent that the Commitments of the dissenting Lenders are replaced pursuant to Section 2.19(b) and/or one or more Lenders agree(s) to increase their respective Commitment(s), (iii) all conditions precedent for a Borrowing set forth in Section 4.02 have been satisfied, and (iv) the Borrower does not withdraw its request for such extension before the Maturity Date (or previously extended Maturity Date pursuant hereto).
     SECTION 2.02. Loans and Borrowings. (a) Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans made by the Lenders ratably in accordance with their respective Commitments. Each Competitive Loan shall be made in accordance with the procedures set forth in Section 2.04. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments and Competitive Bids of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.
     (b) Subject to Section 2.14, (i) each Revolving Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith, and (ii) each Competitive Borrowing shall be comprised entirely of Eurodollar Loans or Fixed Rate Loans as the Borrower may request in accordance herewith. Each Swingline Loan shall be an LMIR Loan. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.
     (c) At the commencement of each Interest Period for any Eurodollar Revolving Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000. At the time that each ABR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $1,000,000; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e). Each Competitive Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000. Each Swingline Loan shall be in an amount that is an integral multiple of $100,000 and not less than $1,000,000. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of eight Eurodollar Revolving Borrowings outstanding.
     (d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

     SECTION 2.03. Requests for Revolving Borrowings. To request a Revolving Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the date of the proposed Borrowing; provided that any such notice of an ABR Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e) may be given not later than 10:00 a.m., New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:
     (i) the aggregate amount of the requested Borrowing;
     (ii) the date of such Borrowing, which shall be a Business Day;
     (iii) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;
     (iv) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and
     (v) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.07.
If no election as to the Type of Revolving Borrowing is specified, then the requested Revolving Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Revolving Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.
     SECTION 2.04. Competitive Bid Procedure. (a) Subject to the terms and conditions set forth herein, from time to time during the Availability Period the Borrower may request Competitive Bids and may (but shall not have any obligation to) accept Competitive Bids and borrow Competitive Loans; provided that the sum of the total Revolving Credit Exposures plus the aggregate principal amount of outstanding Competitive Loans at any time shall not exceed the total Commitments. To request Competitive Bids, the Borrower shall notify the Administrative Agent of such request by telephone, in the case of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, four Business Days before the date of the proposed Borrowing and, in the case of a Fixed Rate Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of the proposed Borrowing; provided that the Borrower may submit up to (but not more than) three Competitive Bid Requests on the same day, but a Competitive Bid Request shall not be made within five (5) Business Days after the date of any previous Competitive Bid Request, unless any and all such previous Competitive Bid Requests shall have been withdrawn or all Competitive Bids received in response thereto rejected. Each such telephonic Competitive Bid Request shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Competitive Bid Request signed by the

Borrower. Each such telephonic and written Competitive Bid Request shall specify the following information in compliance with Section 2.02:
     (i) the aggregate amount of the requested Borrowing;
     (ii) the date of such Borrowing, which shall be a Business Day;
     (iii) whether such Borrowing is to be a Eurodollar Borrowing or a Fixed Rate Borrowing;
     (iv) the Interest Period to be applicable to such Borrowing, which shall be a period contemplated by the definition of the term “Interest Period”;
     (v) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.07; and
     (vi) the maturity date or dates of the requested Borrowing.
Promptly following receipt of a Competitive Bid Request in accordance with this Section, the Administrative Agent shall notify the Lenders of the details thereof by telecopy, inviting the Lenders to submit Competitive Bids.
     (b) Each Lender may (but shall not have any obligation to) make one or more Competitive Bids to the Borrower in response to a Competitive Bid Request. Each Competitive Bid by a Lender must be in a form approved by the Administrative Agent and must be received by the Administrative Agent by telecopy, in the case of a Eurodollar Competitive Borrowing, not later than 9:30 a.m., New York City time, three Business Days before the proposed date of such Competitive Borrowing, and in the case of a Fixed Rate Borrowing, not later than 9:30 a.m., New York City time, on the proposed date of such Competitive Borrowing. Competitive Bids that do not conform substantially to the form approved by the Administrative Agent may be rejected by the Administrative Agent, and the Administrative Agent shall so notify the applicable Lender and the Borrower as promptly as practicable. Each Competitive Bid shall specify (i) the principal amount (which shall be a minimum of $5,000,000 and an integral multiple of $1,000,000 and which may equal the entire principal amount of the Competitive Borrowing requested by the Borrower) of the Competitive Loan or Competitive Loans, as the case may be, that the Lender is willing to make, (ii) the Competitive Bid Rate or Competitive Bid Rates, as the case may be, at which the Lender is prepared to make such Loan or Loans (expressed as a percentage rate per annum in the form of a decimal to no more than four decimal places) and (iii) the Interest Period applicable to each such Loan and the last day thereof.
     (c) The Administrative Agent shall promptly notify the Borrower by telecopy of the Competitive Bid Rate and the principal amount specified in each Competitive Bid and the identity of the Lender that shall have made such Competitive Bid.
     (d) Subject only to the provisions of this paragraph, the Borrower may accept or reject any Competitive Bid. The Borrower shall notify the Administrative Agent by telephone, confirmed by telecopy in a form approved by the Administrative Agent, whether and to what extent it has decided to accept or reject each Competitive Bid, in the case of a Eurodollar Competitive Borrowing, not later than 10:30 a.m., New York City time, three Business Days before the date of the proposed Competitive Borrowing, and in the case of a Fixed Rate

Borrowing, not later than 10:30 a.m., New York City time, on the proposed date of the Competitive Borrowing; provided that (i) the failure of the Borrower to give such notice shall be deemed to be a rejection of each Competitive Bid, (ii) the Borrower shall not accept a Competitive Bid made at a particular Competitive Bid Rate if the Borrower rejects a Competitive Bid made at a lower Competitive Bid Rate, (iii) the aggregate amount of the Competitive Bids accepted by the Borrower shall not exceed the aggregate amount of the requested Competitive Borrowing specified in the related Competitive Bid Request, (iv) to the extent necessary to comply with clause (iii) above, the Borrower may accept Competitive Bids at the same Competitive Bid Rate in part, which acceptance, in the case of multiple Competitive Bids at such Competitive Bid Rate, shall be made pro rata in accordance with the amount of each such Competitive Bid, and (v) except pursuant to clause (iv) above, no Competitive Bid shall be accepted for a Competitive Loan unless such Competitive Loan is in a minimum principal amount of $5,000,000 and an integral multiple of $1,000,000; provided further that if a Competitive Loan must be in an amount less than $5,000,000 because of the provisions of clause (iv) above, such Competitive Loan may be for a minimum of $1,000,000 or any integral multiple thereof, and in calculating the pro rata allocation of acceptances of portions of multiple Competitive Bids at a particular Competitive Bid Rate pursuant to clause (iv) the amounts shall be rounded to integral multiples of $1,000,000 in a manner determined by the Borrower. A notice given by the Borrower pursuant to this paragraph shall be irrevocable.
     (e) The Administrative Agent shall promptly notify each bidding Lender by telecopy whether or not its Competitive Bid has been accepted (and, if so, the amount and Competitive Bid Rate so accepted), and each successful bidder will thereupon become bound, subject to the terms and conditions hereof, to make the Competitive Loan in respect of which its Competitive Bid has been accepted.
     (f) If the Administrative Agent shall elect to submit a Competitive Bid in its capacity as a Lender, it shall submit such Competitive Bid directly to the Borrower at least one quarter of an hour earlier than the time by which the other Lenders are required to submit their Competitive Bids to the Administrative Agent pursuant to paragraph (b) of this Section.
     SECTION 2.05. Swingline Loans. (a) Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the Borrower from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $30,000,000 or (ii) the sum of the total Revolving Credit Exposures plus the aggregate principal amount of outstanding Competitive Loans exceeding the total Commitments; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans.
     (b) To request a Swingline Loan, the Borrower shall notify the Administrative Agent of such request by telephone (confirmed by telecopy), not later than 12:00 noon, New York City time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Borrower. The Swingline Lender shall make each Swingline Loan available to the Borrower by means of a credit to the general deposit account of the Borrower with the Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e), by remittance to the Issuing Bank) by 3:00 p.m., New York City time, on the requested date of such Swingline Loan.
     (c) The Swingline Lender may by written notice given to the Administrative Agent not later than 10:00 a.m., New York City time, on any Business Day require the Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which the Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan or Swingline Loans, as the case may be. Each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Swingline Loans, as the case may be. Each Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.
     SECTION 2.06. Letters of Credit. (a) General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit for its own account, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.
     (b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent three Business Days (or such shorter period as may be acceptable to the Issuing Bank) in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Issuing Bank, the Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended if and only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed the total Commitments, and (ii) the sum of the total Revolving Credit Exposures plus the aggregate principal amount of outstanding Competitive Loans shall not exceed the total Commitments.
     (c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Maturity Date; provided, if the Borrower so requests, the Issuing Bank may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic renewal provisions (each, an “Auto-Renewal Letter of Credit”); provided that any such Auto-Renewal Letter of Credit must permit the Issuing Bank to prevent any such renewal at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than (A) thirty (30) days before the end of such twelve-month period, or (B) such later date to be agreed upon at the time such Letter of Credit is issued (the “Nonrenewal Notice Date”). Once an Auto-Renewal Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the Issuing Bank to permit the renewal of such Letter of Credit at any time prior to the date set forth in clause (ii) of this Section 2.06(c); provided that the expiry date of such Letter of Credit complies with clause (ii) of this Section 2.06(c).
     (d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

     (e) Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, New York City time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 12:00 noon, New York City time, on the Business Day immediately following the day that the Borrower receives such notice; provided that the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.05 that such payment be financed with an ABR Revolving Borrowing or Swingline Loan in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Loan. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.
     (f) Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor the Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
     (g) Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Lenders with respect to any such LC Disbursement.
     (h) Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(d) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.
     (i) Replacement of the Issuing Bank. The Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

     (j) Cash Collateralization. If any Event of Default shall occur and be continuing and if the maturity of the Loans has been accelerated pursuant to Article VII, on the Business Day that the Borrower receives notice from the Administrative Agent upon written request of the Required Lenders demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (g) or (h) of Article VII. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing greater than 51% of the total LC Exposure), be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.
     SECTION 2.07. Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 1:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.05. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account designated by the Borrower in the applicable Borrowing Request or Competitive Bid Request; provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e) shall be remitted by the Administrative Agent to the Issuing Bank.
     (b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective

Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to such Borrowing. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.
     SECTION 2.08. Interest Elections. (a) Each Revolving Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Revolving Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Revolving Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Competitive Borrowings or Swingline Borrowings, which may not be converted or continued.
     (b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request signed by the Borrower.
     (c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:
     (i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);
     (ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
     (iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and
     (iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.
If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration, in the case of a Eurodollar Borrowing.

     (d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.
     (e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Revolving Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Revolving Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Revolving Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.
     SECTION 2.09. Termination and Reduction of Commitments. (a) Unless previously terminated, the Commitments shall terminate on the Maturity Date.
     (b) The Borrower may at any time terminate, or from time to time reduce, the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 and (ii) the Borrower shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.11, the sum of the Revolving Credit Exposures plus the aggregate principal amount of outstanding Competitive Loans would exceed the total Commitments.
     (c) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.
     SECTION 2.10. Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan on the Maturity Date, (ii) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Competitive Loan owed to such Lender on the last day of the Interest Period applicable to such Loan and (iii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Maturity Date and a date that is not more than fourteen Business Days after such Swingline Loan is made; provided that on each date that a Revolving Borrowing or Competitive Borrowing is made, the Borrower shall repay all Swingline Loans then outstanding.
     (b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
     (c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.
     (d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.
     (e) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and substantially in the form of (i) with respect to Revolving Loans, in the form of revolving loan note attached hereto as Exhibit G, (ii) with respect to Competitive Loans, in the form of competitive loan note attached hereto as Exhibit H, and (iii) with respect to Swingline Loans, in the form of swingline loan note attached hereto as Exhibit I. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).
     SECTION 2.11. Prepayment of Loans. (a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (b) of this Section; provided that the Borrower shall not have the right to prepay any Competitive Loan without the prior consent of the Lender thereof.
     (b) The Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Revolving Borrowing or ABR Revolving Borrowing, not later than 11:00 a.m., New York City time, on the date of prepayment, or (ii) in the case of prepayment of a Swingline Loan, not later than 12:00 noon, New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09. Promptly following receipt of any such notice relating to a Revolving Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Revolving Borrowing shall be in an amount that is an integral multiple of $1,000,000 and not less than $1,000,000 in the case of an ABR Revolving Borrowing, or $3,000,000 in the case of a Eurodollar Revolving Borrowing. Each prepayment of a Revolving Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13.

     SECTION 2.12. Fees. (a) The Borrower agrees to pay to the Administrative Agent for the account of each Lender a facility fee, which shall accrue at the Applicable Rate on the daily amount of the Commitment of such Lender (whether used or unused) during the period from and including the Effective Date to but excluding the date on which such Commitment terminates; provided that, if such Lender continues to have any Revolving Credit Exposure after its Commitment terminates, then such facility fee shall continue to accrue on the daily amount of such Lender’s Revolving Credit Exposure from and including the date on which its Commitment terminates to but excluding the date on which such Lender ceases to have any Revolving Credit Exposure. Accrued facility fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Commitments terminate, commencing on the first such date to occur after the date hereof; provided that any facility fees accruing after the date on which the Commitments terminate shall be payable on demand. All facility fees shall be computed on the basis of a year of 365 days (or 366 days in leap year) and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
     (b) The Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate as interest on Eurodollar Revolving Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the date on which such Lender ceases to have any LC Exposure, and (ii) to the Issuing Bank a fronting fee, which shall accrue at the rate of 1/8% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the date on which there ceases to be any LC Exposure, as well as the Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable quarterly on the third Business Day following the last day of March, June, September and December of each year, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 365 days (or 366 days in leap year) and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
     (c) The Borrower agrees to pay to the Administrative Agent, for its own account, a fee of $1,500 for each Competitive Bid Request if the Borrower accepts any Competitive Bid received pursuant to such Competitive Bid Request, payable on the date of such acceptance.
     (d) The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.
     (e) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the Issuing Bank, in the case of fees payable to it) for distribution, in the case of facility fees and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances.

     SECTION 2.13. Interest. (a) The Loans comprising each ABR Borrowing shall bear interest on each day at the Alternate Base Rate for such day. The Loans comprising each Swingline Loan shall bear interest on each day at the LIBO Market Index Rate for such day plus an amount equal to the “Eurodollar Spread” set forth in the pricing grid set forth in the defined term “Applicable Rate” that would be applicable to Eurodollar Revolving Loans on such day.
     (b) The Loans comprising each Eurodollar Borrowing shall bear interest (i) in the case of a Eurodollar Revolving Loan, at the LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate, or (ii) in the case of a Eurodollar Competitive Loan, at the LIBO Rate for the Interest Period in effect for such Borrowing plus (or minus, as applicable) the Margin applicable to such Loan.
     (c) Each Fixed Rate Loan shall bear interest at the Fixed Rate applicable to such Loan.
     (d) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.
     (e) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (d) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Revolving Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.
     (f) All interest determined by reference to the LIBO Rate or clause (b) of the definition of Alternate Base Rate shall be computed on the basis of a year of 360 days, and all other interest shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.
     (g) The Borrower shall pay to each Lender, so long as such Lender shall be required under regulations of the Board to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency Liabilities, additional interest on the unpaid principal amount of each Borrowing of such Lender during such periods as such Borrowing is a Revolving Eurodollar Borrowing, from the date of such Borrowing until such principal amount is paid in full, at an interest rate per annum equal at all times to the remainder obtained by subtracting (i) the LIBO Rate for the Interest Period in effect for such Revolving Eurodollar Borrowing from (ii) the rate obtained by dividing such LIBO Rate by a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage of such Lender for such Interest Period. Such additional interest shall be determined by such Lender. The Borrower shall from time to time, within 15 days after demand (which demand shall be accompanied by a certificate comporting with the requirements set forth in Section 2.15(d)) by such Lender (with a copy of such demand and certificate to the Administrative Agent) pay to the Lender giving such notice such additional interest; provided, however, that the Borrower shall not be required to pay to such Lender any portion of such additional interest that accrued more than 90 days prior to any such demand, unless such additional interest was not determinable on the date that is 90 days prior to such demand.
     SECTION 2.14. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:
     (a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the LIBO Rate, as applicable, for such Interest Period; or
     (b) the Administrative Agent is advised by the Required Lenders (or, in the case of a Eurodollar Competitive Loan, the Lender that is required to make such Loan) that the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;
then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a Eurodollar Borrowing shall be ineffective, (ii) if any Borrowing Request requests a Eurodollar Revolving Borrowing, such Borrowing shall be made as an ABR Borrowing, and (iii) any request by the Borrower for a Eurodollar Competitive Borrowing shall be ineffective; provided that (A) if the circumstances giving rise to such notice do not affect all the Lenders, then requests by the Borrower for Eurodollar Competitive Borrowings may be made to Lenders that are not affected thereby and (B) if the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Type of Borrowings shall be permitted.
     SECTION 2.15. Illegality; Increased Costs. (a) If any Change in Law shall make it unlawful or impossible for any Lender to make, maintain or fund its Eurodollar Loans, such Lender shall so notify the Administrative Agent. Upon receipt of such notice, the Administrative Agent shall immediately give notice thereof to the other Lenders and to the Borrower, whereupon until such Lender notifies the Borrower and the Administrative Agent that the circumstances giving rise to such suspension no longer exist, the obligation of such Lender to make Eurodollar Loans shall be suspended. If such Lender shall determine that it may not lawfully continue to maintain and fund any of its outstanding Eurodollar Loans to maturity and shall so specify in such notice, the Borrower shall immediately prepay (which prepayment shall not be subject to Section 2.11) in full the then outstanding principal amount of such Eurodollar Loans, together with the accrued interest thereon.
     (b) If any Change in Law shall:

     (i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in Section 2.13(g)) or the Issuing Bank; or
     (ii) impose on any Lender or the Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurodollar Loans or Fixed Rate Loans made by such Lender or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan or Fixed Rate Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.
     (c) If any Lender or the Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.
     (d) A certificate of a Lender or the Issuing Bank setting forth, in reasonable detail showing the computation thereof, the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (b) or (c) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. Such certificate shall further certify that such Lender or the Issuing Bank is making similar demands of its other similarly situated borrowers. The Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof, if such certificate complies herewith.
     (e) Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 90 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 90-day period referred to above shall be extended to include the period of retroactive effect thereof (to the extent that such period of retroactive effect is not already included in such 90-day period).
     (f) Notwithstanding the foregoing provisions of this Section, a Lender shall not be entitled to compensation pursuant to this Section in respect of any Competitive Loan if the Change in Law that would otherwise entitle it to such compensation shall have been publicly announced prior to submission of the Competitive Bid pursuant to which such Loan was made.
     SECTION 2.16. Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan or Fixed Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Revolving Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(b) and is revoked in accordance therewith), (d) the failure to borrow any Competitive Loan after accepting the Competitive Bid to make such Loan, or (e) the assignment of any Eurodollar Loan or Fixed Rate Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense (excluding loss of anticipated profits) attributable to such event. A certificate of any Lender setting forth, in reasonable detail showing the computation thereof, any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof, if such certificate complies herewith.
     SECTION 2.17. Taxes. (a) Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, any Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
     (b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
     (c) The Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Bank, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided that the Borrower shall not be required to indemnify or reimburse a Lender pursuant to this Section for any Indemnified Taxes or

Other Taxes imposed or asserted more than 90 days prior to the date that such Lender notifies the Borrower of the Indemnified Taxes or Other Taxes imposed or asserted and of such Lender’s intention to claim compensation therefor; provided further that, if the Indemnified Taxes or Other Taxes imposed or asserted giving rise to such claims are retroactive, then the 90-day period referred to above shall be extended to include the period of retroactive effect thereof (to the extent that such period of retroactive effect is not already included in such 90-day period). A certificate setting forth, in reasonable detail showing the computation thereof, the amount of such payment or liability delivered to the Borrower by a Lender or the Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive absent manifest error.
     (d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
     (e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at such reduced rate.
     (f) Should any Lender, the Administrative Agent or the Issuing Bank during the term of this Agreement ever receive any refund, credit or deduction from any taxing authority to which such Lender, the Administrative Agent or the Issuing Bank would not be entitled but for the payment by the Borrower of Taxes (it being understood that the decision as to whether or not to claim, and if claimed, as to the amount of any such refund, credit or deduction shall be made by such Lender, the Administrative Agent or the Issuing Bank in its sole discretion), such Lender, the Administrative Agent or the Issuing Bank, as the case may be, thereupon shall repay to the Borrower an amount with respect to such refund, credit or deduction equal to any net reduction in taxes actually obtained by such Lender, the Administrative Agent or the Issuing Bank, as the case may be, and determined by such Lender, the Administrative Agent or the Issuing Bank, as the case may be, to be attributable to such refund, credit or deduction.
     (g) Except for a request by the Borrower under Section 2.19(b), no Foreign Lender shall be entitled to the benefits of Sections 2.17(a) or 2.17(c) if withholding tax is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement or designates a new lending office.
     SECTION 2.18. Payments Generally; Pro Rata Treatment; Sharing of Set-offs. (a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to 1:00 p.m., New York City time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 301 South College Street, Charlotte, North Carolina 28288-0608, except payments to be made directly to the Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to

Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.
     (b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.
     (c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment (other than any payment to a dissenting Lender pursuant to Section 2.01(c)) in respect of any principal of or interest on any of its Revolving Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.
     (d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
     (e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(c), 2.06(d) or (e), 2.07(b) or 2.18(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.
     SECTION 2.19. Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.15 or Section 2.13(g), or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.13(g), 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment. Subject to the foregoing, Lenders agree to use reasonable efforts to select lending offices which will minimize taxes and other costs and expenses for the Borrower.
     (b) If any Lender requests compensation under Section 2.13(g) or Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender defaults in its obligation to fund Loans hereunder, or if any Lender refuses to consent to an extension pursuant to Section 2.01(c), then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement (other than any outstanding Competitive Loans held by it) to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and, if a Commitment is being assigned, the Issuing Bank and Swingline Lender), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans (other than Competitive Loans) and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.13(g) or Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. If any Lender refuses to assign and delegate all its interests, rights and obligations under this Agreement after the Borrower has required such Lender to do so as a result of a claim for compensation under Section 2.13(g) or Section 2.15 or payments required to be made pursuant to Section 2.17, such Lender shall not be entitled to receive such compensation or required payments.
     SECTION 2.20. Separateness. The Lenders acknowledge and affirm (i) their reliance on the separateness of the Borrower and General Partner from each other and from other Persons, including Enterprise Products OLP, Enterprise Products Partners, EPCO and Enterprise GP Holdings, (ii) that other creditors of the Borrower or the General Partner have likely advanced funds to such Persons in reliance upon the separateness of the Borrower and General Partner from each other and from other Persons, including Enterprise Products OLP, Enterprise Products Partners, EPCO and Enterprise GP Holdings, (iii) that each of the Borrower and General Partner have assets and liabilities that are separate from those of each other and from other Persons, including Enterprise Products OLP, Enterprise Products Partners, EPCO and Enterprise GP Holdings, (iv) that the Loans and other obligations owing under this Agreement, the Notes and documents related hereto or thereto have not been guaranteed by General Partner, Enterprise Products OLP, Enterprise Products Partners, EPCO or Enterprise GP Holdings, and (v) that, except as other Persons may expressly assume or guarantee this Agreement, the Notes or any documents related hereto or thereto or any of the Loans or other obligations thereunder, the Lenders shall look solely to the Borrower and its property and assets, and any property pledged as collateral with respect hereto or thereto, for the repayment of any amounts payable pursuant hereto or thereto and for satisfaction of any obligations owing to the Lenders hereunder or thereunder.
ARTICLE III
Representations and Warranties
     The Borrower represents and warrants to the Lenders that:
     SECTION 3.01. Organization; Powers. Each of the Borrower and its Subsidiaries is duly formed, validly existing and (if applicable) in good standing (except, with respect to Subsidiaries other than Material Subsidiaries, where the failure to be in good standing, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect) under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business in all material respects as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and (if applicable) is in good standing in, every jurisdiction where such qualification is required.
     SECTION 3.02. Authorization; Enforceability. The Transactions, the Acquisition and the IPO are within the Borrower’s partnership powers and have been duly authorized by all necessary partnership and, if required, partner action. This Agreement has been duly executed and delivered by the Borrower and constitutes a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

     SECTION 3.03. Governmental Approvals; No Conflicts. The Transactions, the Acquisition and the IPO (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect as of the Effective Date, other than filings after the Effective Date in the ordinary course of business, (b) will not violate any law or regulation applicable to the Borrower or the limited partnership agreement, charter, by-laws or other organizational documents of the Borrower or any of its Subsidiaries or any order of any Governmental Authority to which the Borrower or any of its Subsidiaries is subject, (c) will not violate or result in a default under any material indenture, agreement or other instrument binding upon the Borrower or any of its Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by the Borrower or any of its Subsidiaries and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries that is prohibited hereby.
     SECTION 3.04. Financial Condition; No Material Adverse Change. (a) The Borrower has heretofore furnished to the Lenders the predecessor combined balance sheets of the businesses of the Acquisition Subsidiaries (other than South Texas NGL and its Subsidiaries), and the related predecessor statements of combined operations and comprehensive income, combined changes in net owners’ investment, and combined cash flows of the businesses of the Acquisition Subsidiaries (other than South Texas NGL and its Subsidiaries) as of and for the fiscal year ended December 31, 2005 and the nine months ended September 30, 2006, such predecessor combined financial statements audited by Deloitte & Touche LLP. Such predecessor financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the businesses of the Acquisition Subsidiaries (other than South Texas NGL and its Subsidiaries) as of such dates and for such periods in accordance with GAAP. The unaudited pro forma condensed combined financial statements contained in the Registration Statement were prepared in good faith based on the basis of assumptions that were believed to be reasonable in light of then-existing conditions (subject to the proviso that it is understood that such pro forma condensed combined financial statements and forecasts are based upon professional opinions, estimates and projections and that the Borrower does not warrant that such opinions, estimates and projections will ultimately prove to have been accurate).
     (b) No Material Adverse Change exists; provided, on and after the date on which the Borrower obtains an investment-grade rating on its Index Debt from any of Moody’s, S&P or Fitch, Borrower makes no representation or warranty with respect to the foregoing.
     SECTION 3.05. Litigation and Environmental Matters. (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened in writing against or affecting the Borrower or any of its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve this Agreement, the Transactions, the Acquisition or the IPO.
     (b) Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability,

(iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.
     (c) Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in a Material Adverse Effect.
     SECTION 3.06. Compliance with Laws. Each of the Borrower and its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.
     SECTION 3.07. Investment Company Status. Neither the Borrower nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.
     SECTION 3.08. Taxes. Each of the Borrower and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.
     SECTION 3.09. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.
     SECTION 3.10. Disclosure. Neither the Information Memorandum nor any of the other reports, financial statements, certificates or other information furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation of this Agreement (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.
     SECTION 3.11. Subsidiaries. As of the Effective Date the Borrower has no Subsidiaries other than those listed on Schedule 3.11. As of the Effective Date Schedule 3.11 sets forth the jurisdiction of incorporation or organization of each such Subsidiary, the percentage of the Borrower’s ownership of the outstanding Equity Interests of each Subsidiary directly owned by the Borrower, and the percentage of each Subsidiary’s ownership of the outstanding Equity Interests of each other Subsidiary.
     SECTION 3.12. Margin Securities. Neither the Borrower nor any Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations U or X of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Loan will be used to purchase or carry any margin stock in violation of said Regulations U or X or to extend credit to others for the purpose of purchasing or carrying margin stock in violation of said Regulations U or X.
ARTICLE IV
Conditions
     SECTION 4.01. Effective Date. The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective until the Effective Date which is scheduled to occur when each of the following conditions is satisfied:
     (a) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.
     (b) The Administrative Agent shall have received favorable written opinions (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of (i) Stephanie Hildebrandt, in-house counsel for Borrower, and Bracewell & Giuliani LLP, counsel for Borrower, substantially in the forms of Exhibits E-1 and E-2 with respect to the Transactions, and (ii) counsel for Borrower with respect to the Acquisition and the IPO, in form and substance reasonably satisfactory to the Administrative Agent and its counsel.
     (c) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to (1) the organization and existence of the Borrower, and (2) the authorization of the Transactions, the Acquisition and the IPO and any other legal matters relating to the Borrower, this Agreement, the Transactions, the Acquisition or the IPO, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.
     (d) The Administrative Agent shall have received each promissory note requested by a Lender pursuant to Section 2.10(e), each duly completed and executed by the Borrower.
     (e) The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the President, an Executive Vice President or a Financial Officer of the Borrower, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.02.
     (f) The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced five (5) Business Days prior to closing, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.
     (g) As of the Effective Date, no Material Adverse Change exists.
     (h) Prior to the date hereof, there shall not have been any material disruption or material adverse change in the financial, banking or capital markets generally or in the market for loan syndications in particular, which the Administrative Agent, in its reasonable judgment, determines could materially impair the syndication hereof.
     (i) The Lenders shall have received copies of financial statements for the Borrower and its Subsidiaries as of the Effective Date, taking into pro forma account the Transactions, the Acquisition, the IPO and the transactions related thereto, as provided in the Borrower’s final IPO offering prospectus.
     (j) All necessary governmental and third-party approvals, if any, required to be obtained by the Borrower in connection with the Transactions, the Acquisition and the IPO and otherwise referred to herein shall have been obtained and remain in effect (except where failure to obtain such approvals will not have a Material Adverse Effect), and all applicable waiting periods shall have expired without any action being taken by any applicable authority.
     (k) The Administrative Agent and Lenders shall have received copies of the Registration Statement, and the Administrative Agent shall have received copies of any amendments to the Registration Statement after the date hereof and prior to the Effective Date, and copies of all other final executed documents relating to the IPO filed with the SEC, in form and substance reasonably satisfactory to Administrative Agent or as described in or attached to the Registration Statement, and evidence reasonably satisfactory to the Administrative Agent. of the contemporaneous consummation of the IPO, substantially on the terms set forth in the Registration Statement, and the receipt by the Borrower of net proceeds therefrom of not less than $200,000,000.
     (l) The Administrative Agent shall have received copies of the Acquisition Documents, in form and substance satisfactory to Administrative Agent or as described in or attached to the Registration Statement, certified by the Borrower and duly and validly executed by each party thereto, and evidence reasonably satisfactory to Administrative Agent of the contemporaneous consummation of the Acquisition, substantially on the terms set forth in the Registration Statement.
     The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding; provided, that if the IPO and the Effective Date do not occur on or prior to April 5, 2007, then the Effective Date shall be deemed to not have occurred and this Agreement shall terminate.
     SECTION 4.02. Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing (exclusive of continuations and conversions of a Borrowing), and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:
     (a) The representations and warranties of the Borrower set forth in this Agreement shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable.
     (b) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.
ARTICLE V
Affirmative Covenants
     Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:
     SECTION 5.01. Financial Statements and Other Information. The Borrower will furnish, or cause to be furnished, to the Administrative Agent and each Lender:
     (a) within 15 days after filing same with the Securities and Exchange Commission (“SEC”), copies of each annual report on Form 10-K, quarterly report on Form 10-Q and report on Form 8-K (or any successor or substitute forms) that the Borrower is required to file with the SEC pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, and any successor statute (the “Exchange Act”);
     (b) if the Borrower is not subject to the requirements of Section 13 or 15(d) of the Exchange Act, promptly after becoming available and in any event within 105 days after the close of each fiscal year of the Borrower (i) the audited consolidated balance sheets of the Borrower and its consolidated Subsidiaries as at the end of such year and (ii) the audited consolidated statements of income, equity and cash flow of the Borrower and its consolidated Subsidiaries for such year setting forth in each case in comparative form the corresponding figures for the preceding fiscal year, which report shall be to the effect that such statements have been prepared in accordance with GAAP;
     (c) if the Borrower is not subject to Section 13 or 15(d) of the Exchange Act, promptly after their becoming available and in any event within 60 days after the close of each of the first three fiscal quarters of each fiscal year of the Borrower, (i) the unaudited consolidated balance sheets of the Borrower and its consolidated Subsidiaries as at the end of such quarter and (ii) the unaudited consolidated statements of income, equity and cash flow of the Borrower for such quarter, setting forth in each case in comparative form the corresponding figures for the preceding fiscal year, all of the foregoing certified by a Financial Officer of the Borrower to have been prepared in accordance with GAAP subject to normal changes resulting from year-end adjustment and accompanied by a written discussion of the financial performance and operating results, including the major assets, of the Borrower for such quarter; and
     (d) within 60 days after the end of each fiscal quarter of each fiscal year of the Borrower, a certificate of a Financial Officer of the Borrower substantially in the form of Exhibit F (i) certifying as to whether a Default has occurred that is then continuing and, if a Default has occurred that is then continuing, specifying the details thereof and any action taken or proposed to be taken with respect thereto, and (ii) setting forth in reasonable detail calculations demonstrating compliance with Section 6.07.

     SECTION 5.02. Notices of Material Events. The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:
     (a) the occurrence of any Event of Default; and
     (b) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.
     Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
     SECTION 5.03. Existence; Conduct of Business. The Borrower will do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution not prohibited under Section 6.03.
     SECTION 5.04. Maintenance of Properties; Insurance. The Borrower will, and will cause each of its Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.
     SECTION 5.05. Books and Records; Inspection Rights. The Borrower will, and will cause each of its Subsidiaries to, keep in accordance with GAAP proper books of record and account in which full, true and correct entries are made in all material respects of all dealings and transactions in relation to its business and activities. The Borrower will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.
     SECTION 5.06. Compliance with Laws. The Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
     SECTION 5.07. Use of Proceeds and Letters of Credit. The proceeds of the Loans will be used only (a) initially, in an amount not to exceed $210,000,000, for distribution to Enterprise Products OLP or its Affiliates to partially fund the Acquisition in connection with the IPO, and for payment of transaction and offering expenses related to the Acquisition, the IPO, the Transactions and related transactions, and (b) thereafter, as a backstop for commercial paper and for working capital, acquisitions, capital expenditures and other company purposes. Letters of Credit will be used for the Borrower’s and its Subsidiaries’ company purposes. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations U and X.

     SECTION 5.08. Environmental Matters. The Borrower has established and implemented, or will establish and implement, and will cause each of its Subsidiaries to establish and implement, such procedures as may be necessary to assure that (except for any failure of the following that, individually or in the aggregate, does not have a Material Adverse Effect): (i) all property of the Borrower and its Subsidiaries and the operations conducted thereon are in compliance with and do not violate the requirements of any Environmental Laws, (ii) no oil or solid wastes are disposed of or otherwise released on or to any property owned by the Borrower or its Subsidiaries except in compliance with Environmental Laws, (iii) no Hazardous Materials will be released on or to any such property in a quantity equal to or exceeding that quantity which requires reporting pursuant to Section 103 of CERCLA, and (iv) no oil or Hazardous Materials is released on or to any such property so as to pose an imminent and substantial endangerment to public health or welfare or the environment.
     SECTION 5.09 ERISA Information. The Borrower will furnish to the Administrative Agent:
     (a) within 15 Business Days after the institution of or the withdrawal or partial withdrawal by the Borrower, any Subsidiary or any ERISA Affiliate from any Multiemployer Plan which would cause the Borrower, any Subsidiary or any ERISA Affiliate to incur withdrawal liability in excess of $10,000,000 (in the aggregate for all such withdrawals), a written notice thereof signed by an executive officer of the Borrower stating the applicable details; and
     (b) within 15 Business Days after an officer of the Borrower becomes aware of any material action at law or at equity brought against the Borrower, any of its Subsidiaries, any ERISA Affiliate, or any fiduciary of a Plan in connection with the administration of any Plan or the investment of assets thereunder, a written notice signed by an executive officer of the Borrower specifying the nature thereof and what action the Borrower is taking or proposes to take with respect thereto.
     SECTION 5.10 Taxes. The Borrower will, and will cause each of its Subsidiaries to, pay and discharge, or cause to be paid and discharged, promptly or make, or cause to be made, timely deposit of all taxes (including Federal Insurance Contribution Act payments and withholding taxes), assessments and governmental charges or levies imposed upon the Borrower or any Subsidiary or upon the income or any property of the Borrower or any Subsidiary; provided, however, that neither the Borrower nor any Subsidiary shall be required to pay any such tax, assessment, charge, levy or claim if the amount, applicability or validity thereof shall currently be contested in good faith by appropriate proceedings diligently conducted by or on behalf of the Borrower or its Subsidiary, and if the Borrower or its Subsidiary shall have set up reserves therefor adequate under GAAP or if no Material Adverse Effect shall be occasioned by all such failures in the aggregate.
ARTICLE VI
Negative Covenants
     Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

     SECTION 6.01. Indebtedness. The Borrower will not permit any Subsidiary to create, incur or assume any Indebtedness, except:
     (a) Indebtedness of any Person that becomes a Subsidiary of the Borrower, to the extent such Indebtedness is outstanding at the time such Person becomes a Subsidiary of the Borrower and was not incurred in contemplation thereof and Indebtedness refinancing (but not increasing) such Indebtedness, and Indebtedness assumed by any Subsidiary in connection with its acquisition (whether by merger, consolidation, acquisition of all or substantially all of the assets or acquisition that results in the ownership of greater than fifty percent (50%) of the Equity Interests of a Person) of another Person and Indebtedness refinancing (but not increasing) such Indebtedness, provided that at the time of and after giving effect to the incurrence or assumption of such Indebtedness or refinancing Indebtedness and the application of the proceeds thereof, as the case may be, the aggregate principal amount of all such Indebtedness, and of all Indebtedness previously incurred or assumed pursuant to this Section 6.01(a), and then outstanding, shall not exceed 50% of Consolidated EBITDA for the period of four full fiscal quarters of the Borrower and its Subsidiaries (and such Person on a pro forma basis) then most recently ended;
     (b) Indebtedness of Project Finance Subsidiaries;
     (c) intercompany Indebtedness; provided any Subsidiary incurring intercompany Indebtedness shall be required within five Business Days of such incurrence to incur Indebtedness to its minority interest owners in an amount such that intercompany Indebtedness of such Subsidiary owing to the Borrower or its Subsidiaries shall not exceed an amount equal to
     (i) the Borrower’s percentage ownership of such Subsidiary times (ii) the amount of all Indebtedness of such Subsidiary owing to its owners.
     (d) Indebtedness of Evangeline existing on the date hereof and set forth on Schedule 6.01;
     (e) guarantees of the obligations and Indebtedness hereunder; and
     (f) other Indebtedness in an aggregate principal amount not exceeding $25,000,000 at any time outstanding;
provided, however, that no Subsidiary (other than a Project Finance Subsidiary) shall create, incur or assume any Indebtedness pursuant to any provision of this Section 6.01 if an Event of Default shall have occurred and be continuing or would result from such creation, incurrence or assumption.
     SECTION 6.02. Liens. The Borrower shall not, and shall not permit any Subsidiary (other than Project Finance Subsidiaries) to, create, assume, incur or suffer to exist any Lien, other than a Permitted Lien, on any of its assets or property or upon any Equity Interests of any Subsidiary (other than Project Finance Subsidiaries) which Equity Interests are now owned or hereafter acquired by the Borrower or such Subsidiary to secure any Indebtedness of the Borrower or any other Person (other than the Indebtedness under this Agreement). Prior to the date on which the Borrower obtains an investment-grade rating on its Index Debt from any of Moody’s, S&P or Fitch, no organizational document of the Borrower or any Subsidiary (other than Project Finance Subsidiaries and joint ventures) shall limit, restrict or prohibit, and the Borrower shall not and shall not permit any Subsidiary (other than a Project Finance Subsidiary or joint venture) to enter into any contract or other agreement, or otherwise consent or approve, any limitation, restriction or prohibition on its ability to create, incur, assume or suffer to exist Liens on the Equity Interests of any Subsidiary (other than a Project Finance Subsidiary or joint venture) in favor of Administrative Agent for the benefit of Lenders to secure the obligations and Indebtedness hereunder and under the Notes.
     SECTION 6.03. Fundamental Changes. The Borrower will not merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its assets, or all or substantially all of the Equity Interests of any of its Subsidiaries (other than Project Finance Subsidiaries) (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing (i) any Person may merge into or consolidate with the Borrower in a transaction in which the Borrower is the surviving entity, (ii) any Subsidiary of the Borrower may be merged into or consolidated with another Subsidiary, and (iii) the Borrower may sell or otherwise dispose of all or substantially all of Equity Interests in any Subsidiary to the extent permitted under Section 6.08.
     SECTION 6.04. Investment Restriction. Neither the Borrower nor any Subsidiary (other than a Project Finance Subsidiary) will make or suffer to exist investments in Project Finance Subsidiaries, in the aggregate at any one time outstanding, in excess of the sum of (i) the amount of investments existing as of the Effective Date in Project Finance Subsidiaries, (ii) $50,000,000, and (iii) the amount of any portion of the investments permitted by this Section 6.04 repaid to the Borrower or any Subsidiary as a dividend, repayment of a loan or advance, release or discharge of a guarantee or other obligation or other transfer of property or return of capital, as the case may be, occurring after the Effective Date. Computation of the amount of any investment shall be made without any adjustment for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such investment or interest or other earnings on such investment.
     SECTION 6.05. Restricted Payments. Except for the distribution to Enterprise Products OLP or its Affiliates of certain proceeds of the initial Loans as provided in Section 5.07(a), the Borrower will not, and will not permit any of its Subsidiaries (other than Project Finance Subsidiaries) to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except as long as no Event of Default has occurred and is continuing or would result therefrom, (i) the Borrower may make Restricted Payments from Available Cash (as defined in the Partnership Agreement) from Operating Surplus (as defined in the Partnership Agreement) cumulative from January 1, 2007 through the date of such Restricted Payment, (ii) the Borrower may make additional Restricted Payments of up to $20,000,000 during the term of this Agreement, (iii) subject to Section 6.09, any Subsidiary may buy back any of its own Equity Interests, and (iv) the Borrower and its Subsidiaries may make payments or other distributions to officers, directors or employees with respect to the exercise by any such Persons of options, warrants or other rights to acquire Equity Interests in the Borrower or such Subsidiary issued pursuant to an employment, equity award, equity option or equity appreciation agreement or plans entered into by the Borrower or such Subsidiary in the ordinary course of business; provided, that even if an Event of Default shall have occurred and is continuing, no Subsidiary shall be prohibited from upstreaming dividends or other payments to the Borrower or any Subsidiary (which is not a Project Finance Subsidiary) or making, in the case of any Subsidiary that is not wholly-owned (directly or indirectly) by the Borrower, dividends or payments, as the case may be, to the other owners of Equity Interests in such Subsidiary; provided, any dividends or payments by any such Subsidiary that is not wholly-owned (directly or indirectly) by the Borrower to the Borrower shall be not less than an amount equal to (x) the Borrower’s direct or indirect percentage ownership of Equity Interests in such Subsidiary times (y) the amount of all such dividends and payments made to all owners of Equity Interests in such Subsidiary.
     SECTION 6.06. Restrictive Agreements. The Borrower will not, and will not permit any of its Subsidiaries (other than Project Finance Subsidiaries) to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement with any Person, other than the Lenders pursuant hereto, which prohibits, restricts or imposes any conditions upon the ability of any Subsidiary (other than Project Finance Subsidiaries) to (a) pay dividends or make other distributions or pay any Indebtedness owed to the Borrower or any Subsidiary, or (b) make subordinate loans or advances to or make other investments in the Borrower or any Subsidiary in each case, other than restrictions or conditions contained in, or existing by reasons of, any agreement or instrument (i) relating to any Indebtedness of any Subsidiary permitted by Section 6.01, (ii) relating to property existing at the time of the acquisition thereof, so long as the restriction or condition relates only to the property so acquired, (iii) relating to any Indebtedness of, or otherwise to, any Subsidiary at the time such Subsidiary was merged or consolidated with or into, or acquired by, the Borrower or a Subsidiary or became a Subsidiary and not created in contemplation thereof, (iv) effecting a renewal, extension, refinancing, refund or replacement (or successive extensions, renewals, refinancings, refunds or replacements) of Indebtedness issued under an agreement referred to in clauses (i) through (iii) above, so long as the restrictions and conditions contained in any such renewal, extension, refinancing, refund or replacement agreement, taken as a whole, are not materially more restrictive than the restrictions and conditions contained in the original agreement, as determined in good faith by the board of directors of the General Partner, (v) constituting customary provisions restricting subletting or assignment of any leases of the Borrower or any Subsidiary or provisions in agreements that restrict the assignment of such agreement or any rights thereunder, (vi) constituting restrictions on the sale or other disposition of any property securing Indebtedness as a result of a Lien on such property permitted hereunder, (vii) constituting any temporary encumbrance or restriction with respect to a Subsidiary under an agreement that has been entered into for the disposition of all or substantially all of the outstanding Equity Interests of or assets of such Subsidiary, provided that such disposition is otherwise permitted hereunder, (viii) constituting customary restrictions on cash, other deposits or assets imposed by customers and other persons under contracts entered into in the ordinary course of business, (ix) constituting provisions contained in agreements or instruments relating to Indebtedness that prohibit the transfer of all or substantially all of the assets of the obligor under that agreement or instrument unless the transferee assumes the obligations of the obligor under such agreement or instrument or such assets may be transferred subject to such prohibition, (x) constituting a requirement that a certain amount of Indebtedness be maintained between a Subsidiary and the Borrower or another Subsidiary, (xi) constituting any restriction or condition with respect to property under an agreement that has been entered into for the disposition of such property, provided that such disposition is otherwise permitted hereunder, (xii) constituting any restriction or condition with respect to property under a charter, lease or other agreement that has been entered into for the employment of such property or (xiii) that is a Hybrid Security or an indenture, document, agreement or security entered into or issued in connection with a Hybrid Security or otherwise constituting a restriction or condition on the payment of dividends or distributions by an issuer of a Hybrid Security.
     SECTION 6.07 Financial Condition Covenants.

     (a) Ratio of Consolidated EBITDA to Consolidated Interest Expense. Until the Borrower obtains an investment-grade rating on its Index Debt from any of Moody’s, S&P or Fitch, the Borrower shall not permit its ratio of Consolidated EBITDA to Consolidated Interest Expense in each case for the four full fiscal quarters most recently ended to be less than 2.75 to 1.00 as of the last day of any fiscal quarter commencing June 30, 2007.
     (b) Leverage Ratio. The Borrower shall not permit its ratio of Consolidated Indebtedness to Consolidated EBITDA in each case for the four full fiscal quarters most recently ended (the “Leverage Ratio”) to exceed 4.75 to 1.00 as of the last day of any fiscal quarter commencing June 30, 2007; provided, following a Specified Acquisition (defined below), such ratio shall not exceed
5.25 to 1.00 as of the last day of (i) the fiscal quarter in which the Specified Acquisition occurred (the “Acquisition Quarter”), and (ii) the two fiscal quarters following the Acquisition Quarter, and
4.75 to 1.00 as of the last day of any fiscal quarter thereafter.
As used herein, “Specified Acquisition” means, at the election of Borrower, one or more acquisitions of assets or entities or operating lines or divisions in any rolling 12-month period for an aggregate purchase price of not less than $25,000,000; provided, in the event the Leverage Ratio exceeds 4.75 to 1.00 at the end of any fiscal quarter in which one or more acquisitions otherwise qualifying as a Specified Acquisition but for Borrower’s failure to so elect shall have occurred, Borrower shall be deemed to have so elected a Specified Acquisition with respect thereto; provided, further, following the election (or deemed election) of a Specified Acquisition, Borrower may not elect (or be deemed to have elected) a subsequent Specified Acquisition unless, at the time of such subsequent election, the Leverage Ratio does not exceed 4.75 to 1.00.
     (c) Calculation Methodology. For purposes of calculating the financial covenant ratios set forth in this Section 6.07, the Project Finance Subsidiaries shall be disregarded. In addition, Consolidated EBITDA and Consolidated Interest Expense shall be calculated on an annualized basis for the fiscal quarters ending prior to March 31, 2008 as follows: (i) for the fiscal quarter ending June 30, 2007, such amount for the fiscal quarter ending on such date times four; (ii) for the fiscal quarter ending September 30, 2007, such amount for the two-fiscal quarter period ending on such date times two; and (iii) for the fiscal quarter ending December 31, 2007, such amount for the three-fiscal quarter period ending on such date times four-thirds. For purposes of this Section 6.07, if during any period of four fiscal quarters the Borrower or any Subsidiary acquires any Person (or any interest in any Person) or all or substantially all of the assets of any Person, the EBITDA attributable to such assets or an amount equal to the percentage of ownership of the Borrower or a Subsidiary, as the case may be, in such Person times the EBITDA of such Person, for such period determined on a pro forma basis (which determination, in each case, shall be subject to approval of the Administrative Agent, not to be unreasonably withheld) may be included as Consolidated EBITDA for such period as if such acquisition occurred on the first day of such four fiscal quarter period; provided that during the portion of such period that follows such acquisition, the computation in respect of the EBITDA of such Person or such assets, as the case may be, shall be made on the basis of actual (rather than pro forma) results.
In addition, for purposes of this Section 6.07: (i) Hybrid Securities up to an aggregate amount of 15% of Consolidated Total Capitalization shall be excluded from Consolidated Indebtedness, and

(ii) Consolidated EBITDA may include, at Borrower’s option, any Material Project EBITDA Adjustments as provided in the definition thereof.
     SECTION 6.08 Asset Dispositions. The Borrower will not, and will not permit any of its Subsidiaries (other than Project Finance Subsidiaries) to Dispose of any assets or properties, other than (a) Dispositions of inventory in the ordinary course of business, (b) Dispositions for which the consideration received therefor is less than $50,000 and Dispositions of machinery and equipment no longer used or useful in the conduct of business of the Borrower and its Subsidiaries that are Disposed of in the ordinary course of business, (c) Dispositions of assets to the Borrower or a Subsidiary (other than a Project Finance Subsidiary), (d) Dispositions of cash equivalents for fair market value and Dispositions of investments permitted under Section 6.04, (e) Dispositions of accounts receivable in connection with the collection or compromise thereof, (f) Dispositions of licenses, sublicenses, leases or subleases granted to others not interfering in any material respect with the business of the Borrower and its Subsidiaries, (g) Dispositions in which: (i) the assets being disposed are used simultaneously in exchange for replacement assets or (ii) the net proceeds thereof are either (A) reinvested within 180 days from such Disposition in assets to be used in the ordinary course of the business of the Borrower and its Subsidiaries and/or (B) used to permanently reduce the aggregate Lenders’ Commitments on a dollar for dollar basis, (h) the sale of the Evangeline pipeline system pursuant to the exercise of the previously-granted purchase option with respect thereto by the holder thereof, and (i) other Dispositions not exceeding in the aggregate for the Borrower and its Subsidiaries, determined as of the date of such Disposition (A) 10% of Consolidated Net Tangible Assets, in any fiscal year and (B) 25% of Consolidated Net Tangible Assets during the term of this Agreement. For purposes of the foregoing, prior to receipt by the Administrative Agent of the Borrower’s first quarterly financial statements pursuant to Section 5.01(a), Consolidated Net Tangible Assets shall be determined based upon the Borrower’s pro forma financial statements delivered pursuant to Section 4.01(i), and thereafter, on the Borrower’s most recently delivered quarterly or annual financial statements.
     SECTION 6.09 Affiliate Transactions. The Borrower will not, and will not permit any Subsidiary to, directly or indirectly, pay any funds to or for the account of, make any investment in, lease, sell, transfer or otherwise dispose of any assets, tangible or intangible, to, or participate in, or effect, any transaction with, any officer, director, employee or Affiliate (other than the Borrower or any Subsidiary) unless any and all such transactions between the Borrower and its Subsidiaries on the one hand and any officer, director, employee or Affiliate (other than the Borrower or any Subsidiary) on the other hand, shall be on an arms-length basis and on terms no less favorable to the Borrower or such Subsidiary than could have been obtained from a third party who was not an officer, director, employee or Affiliate (other than the Borrower or any Subsidiary); provided, that the foregoing provisions of this Section shall not (a) prohibit the Borrower or any Subsidiary from declaring or paying any lawful dividend or distribution otherwise permitted hereunder, (b) prohibit the Borrower or any Subsidiary from providing credit support for its Subsidiaries (other than Project Finance Subsidiaries) as it deems appropriate in the ordinary course of business, (c) prohibit the Borrower or any Subsidiary from engaging in a transaction or transactions that are not on an arms-length basis or are not on terms as favorable as could have been obtained from a third party, provided that such transaction or transactions occurs within a related series of transactions, which, in the aggregate, are on an arms-length basis and are on terms as favorable as could have been obtained from a third party, (d) prohibit the Borrower or any Subsidiary from engaging in non-material transactions with any officer, director, employee or Affiliate of the Borrower or any Subsidiary that are not on an arms-length basis or are not on terms as favorable as could have been obtained from a third party but are in the ordinary course of the Borrower’s or such Subsidiary’s business, so long as, in each case, after giving effect thereto, no Default or Event of Default shall have occurred and be continuing, (e) prohibit the Borrower or any Subsidiary from entering into any of the Acquisition Documents or the agreements to be entered into in connection with the IPO as described in the Registration Statement and/or in the forms provided to the Administrative Agent and Lenders on or prior to the date hereof, provided, any right of first refusal with respect to the purchase of any assets of the Borrower or any Subsidiary (other than a Project Finance Subsidiary) granted to any Affiliate shall by its terms automatically terminate upon the occurrence of an Event of Default as described in Section 7(g), (h) or (i), or (f) prohibit the Borrower or any Subsidiary from engaging in a transaction with an Affiliate if such transaction has been approved by a majority of the General Partner’s independent directors.
ARTICLE VII
Events of Default
     If any of the following events (“Events of Default”) shall occur:
     (a) the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;
     (b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) Business Days;
     (c) any representation or warranty made or deemed made by or on behalf of the Borrower or any Subsidiary of the Borrower in or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, shall prove to have been incorrect in any material respect when made or deemed made and such materiality is continuing;
     (d) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, 5.03 (with respect to the Borrower’s existence) or 5.07 or in Article VI;
     (e) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after written notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender);
     (f) the Borrower or any Material Subsidiary (other than Project Finance Subsidiaries) shall (i) fail to pay (A) any principal of or premium or interest on any Material Indebtedness of the Borrower or such Material Subsidiary (as the case may be), or (B) aggregate net obligations under one or more Hedging Agreements (excluding amounts the validity of which are being contested in good faith by appropriate proceedings, if necessary, and for which adequate reserves with respect thereto are maintained on the books of the Borrower or such Material Subsidiary (as the case may be)) in excess of $10,000,000, in each case when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Material Indebtedness or such Hedging Agreements; or (ii) default in the observance or performance of any covenant or obligation contained in any agreement or instrument relating to any such Material Indebtedness that in substance is customarily considered a default in loan documents (in each case, other than a failure to pay specified in clause (i) of this subsection (f)) and such default shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect thereof is to accelerate the maturity of such Material Indebtedness or require such Material Indebtedness to be prepaid prior to the stated maturity thereof; for the avoidance of doubt the parties acknowledge and agree that any payment required to be made under a guaranty of payment or collection described in clause (c) of the definition of Indebtedness shall be due and payable at the time such payment is due and payable under the terms of such guaranty (taking into account any applicable grace period) and such payment shall be deemed not to have been accelerated or required to be prepaid prior to its stated maturity as a result of the obligation guaranteed having become due;
     (g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Material Subsidiary (other than Project Finance Subsidiaries) or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Material Subsidiary (other than Project Finance Subsidiaries) or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;
     (h) the Borrower or any Material Subsidiary (other than Project Finance Subsidiaries) shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Material Subsidiary (other than Project Finance Subsidiaries) or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;
     (i) the Borrower or any Material Subsidiary (other than Project Finance Subsidiaries) shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;
     (j) one or more judgments for the payment of money in an aggregate uninsured amount equal to or greater than $10,000,000 shall be rendered against the Borrower or any Material Subsidiary (other than Project Finance Subsidiaries) or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any such Material Subsidiary to enforce any such judgment;
     (k) an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $10,000,000 for all periods;
     (l) the General Partner takes, suffers or permits to exist any of the events or conditions referred to in clauses (g), (h) or (i) of this Article; or
     (m) a Change in Control shall occur;
then, and in every such event (other than an event with respect to the Borrower described in clause (g) or (h) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (g) or (h) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.
ARTICLE VIII
The Administrative Agent
     Each of the Lenders and the Issuing Bank hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.
     The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.
     The Administrative Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable to the Lenders for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
     The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
     The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. Anything herein to the contrary notwithstanding, neither the Administrative Agent, the Co-Syndication Agents, the Co-Documentation Agents, the Joint Lead Arrangers nor the Joint Book Runners listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement, the Notes or any documents related hereto or thereto, except in its capacity, as applicable, as Administrative Agent, Issuing Bank, Swingline Lender or a Lender hereunder.
     Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Bank and the Borrower. Upon any such resignation, the Required Lenders shall have the right, with the Borrower’s approval (which will not be unreasonably withheld), to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, with the Borrower’s approval (which will not be unreasonably withheld or delayed, and the Borrower’s approval shall not be required if an Event of Default has occurred which is continuing), on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank and such bank, or its Affiliate, as applicable, shall have capital and surplus equal to or greater than $500,000,000. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.
     Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.
ARTICLE IX
Miscellaneous
     SECTION 9.01. Notices. Except in the case of notices and other communications expressly permitted to be given by telephone, and except as provided in Section 9.01(f), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:
     (a) if to the Borrower, to it at 1100 Louisiana Street, 10th Floor, Houston, Texas 77002 (for delivery), Attention of Treasurer; P. O. Box 4324, Houston Texas 77210 (for mail) (Telecopy No. 713/381-8200);
     (b) if to the Administrative Agent, to Wachovia Bank, National Association, 201 South College Street, CP23, Charlotte, North Carolina 28288-0608, Attention of Syndication Agency Services (Telecopy No. 704/383-0288), with a copy to Wachovia Securities, Inc., 1001 Fannin, Suite 2255, Houston, Texas 77002, Attention of Russell T. Clingman (Telecopy No. 713/650-6354);
     (c) if to the Issuing Bank, to Wachovia Bank, National Association, 201 South College Street, CP23, Charlotte, North Carolina 28288-0608, Attention of Syndication Agency Services (Telecopy No. 704/383-0288), with a copy to Wachovia Securities, Inc., 1001 Fannin,

Suite 2255, Houston, Texas 77002, Attention of Russell T. Clingman (Telecopy No. 713/650-6354);
     (d) if to the Swingline Lender, to Wachovia Bank, National Association, 201 South College Street, CP23, Charlotte, North Carolina 28288-0608, Attention of Syndication Agency Services (Telecopy No. 704/383-0288), with a copy to Wachovia Securities, Inc., 1001 Fannin, Suite 2255, Houston, Texas 77002, Attention of Russell T. Clingman (Telecopy No. 713/650-6354); and
     (e) if to any other Lender, to it at its address (or telecopy number) of record with the Administrative Agent, which Administrative Agent shall provide to the Borrower or any Lender upon request from time to time.
     (f) The Borrower will have the option to provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to this Agreement or any other document executed in connection herewith, including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to a request for a new, or a conversion of an existing, Borrowing or other extension of credit (including any election of an interest rate or Interest Period relating thereto) or relates to the issuance, amendment, renewal or extension of any Letter of Credit, (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default or Event of Default, or (iv) other than the requirements set forth in Sections 3.04(a), 4.01(i) and 5.01, is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any Borrowing, any issuance, amendment, renewal or extension of any Letter of Credit or any other extension of credit hereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium in a format acceptable to the Administrative Agent. The Borrower further agrees that the Administrative Agent may make the Communications available to the Lenders and the Issuing Bank by posting the Communications on SyndTrak or a substantially similar electronic transmission system (the “Platform”). The Borrower acknowledges that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution. The Platform is provided “as is” and “as available”. The Agent Parties (as defined below) do not warrant the accuracy or completeness of the Communications, or the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Agent Parties in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its affiliates or any of their respective officers, directors, employees, agents, advisors or representatives (collectively, “Agent Parties”) have any liability to the Borrower, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Communications through the internet, except to the extent the liability of any Agent Party is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted primarily from such Agent Party’s gross negligence or willful misconduct. The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address as specified by the Administrative Agent from time to time shall constitute effective delivery of the Communications to the Administrative Agent for purposes of this Agreement and any other documents executed in connection herewith. Each of the Issuing Bank and the Lenders agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Issuing Bank or Lender, as the case may be, for purposes of this Agreement and any other documents executed in connection herewith. Each of the Issuing Bank and the Lenders agrees to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Issuing Bank’s or Lender’s, as the case may be, e-mail address to which the foregoing notice may be sent by electronic transmission, and (ii) that the foregoing notice may be sent to such e-mail address. Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant hereto or any other document executed in connection herewith in any other manner specified herein or therein.
Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.
     SECTION 9.02. Waivers; Amendments. (a) No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.
     (b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase or extend the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.18(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, or (v) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Issuing Bank or the Swingline Lender hereunder without the prior written consent of the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be.
     SECTION 9.03. Expenses; Indemnity; Damage Waiver. (a) The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of one law firm as counsel for the Administrative Agent, in connection with the syndication (prior to the Effective Date) of the credit facilities provided for herein, the preparation and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses reasonably incurred during the existence of an Event of Default by the Administrative Agent, the Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, the Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.
     (b) The Borrower shall indemnify the Administrative Agent, the Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available (x) to the extent that such losses, claims, damages, liabilities or related expenses resulted from the gross negligence or willful misconduct of such Indemnitee or any Related Party of such Indemnitee, or (y) in connection with disputes among or between the Administrative Agent, Lenders, Issuing Bank and/or their respective Related Parties.
     (c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent, the Issuing Bank or the Swingline Lender under paragraph (a) or (b)

of this Section, each Lender severally agrees to pay to the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Issuing Bank or the Swingline Lender in its capacity as such.
     (d) To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.
     (e) All amounts due under this Section shall be payable not later than 30 days after written demand therefor, such demand to be in reasonable detail setting forth the basis for and method of calculation of such amounts.
     SECTION 9.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
     (b) Any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that (i) except in the case of an assignment to a Lender (or an Affiliate of a Lender with a rating of at least A from S&P or A2 from Moody’s), each of the Borrower and the Administrative Agent (and, in the case of an assignment of all or a portion of a Commitment or any Lender’s obligations in respect of its LC Exposure or Swingline Exposure, the Issuing Bank and the Swingline Lender) must give their prior written consent to such assignment (which consent shall not be unreasonably withheld or delayed), (ii) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment, the amount of the Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, (iii) each partial assignment shall result in the assignor retaining a Commitment of not less than $10,000,000 and shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, except that this clause (iii) shall not apply to rights in respect of outstanding Competitive Loans, (iv) the parties (other than the Borrower) to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500, (v) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and (vi) no assignment to a foreign bank shall be made hereunder unless, at the time of such assignment, there is no withholding tax applicable with respect to such foreign bank for which the Borrower would be or become responsible under Section 2.17; and provided further that any consent of the Borrower otherwise required under this paragraph shall not be required if an Event of Default has occurred and is continuing. Subject to acceptance and recording thereof pursuant to paragraph (d) of this Section, from and after the effective date specified in each Assignment and Acceptance the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03 as to matters occurring on or prior to date of assignment). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (e) of this Section.
     (c) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in The City of New York, the address of which shall be made available to any party to this Agreement upon request: a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, the Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
     (d) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
     (e) Any Lender may, without the consent of the Borrower, the Administrative Agent, the Issuing Bank or the Swingline Lender, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant.
     (f) A Participant shall not be entitled to receive any greater payment under Section 2.15 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.17(e) as though it were a Lender and has zero withholding at the time of participation.
     (g) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
     SECTION 9.05. Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.
     SECTION 9.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective on the Effective Date, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

     SECTION 9.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
     SECTION 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing and the Required Lenders have directed the Administrative Agent to accelerate under Article VII, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.
     SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.
     (b) The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or its properties in the courts of any jurisdiction.
     (c) The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
     (d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
     SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR

INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
     SECTION 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
     SECTION 9.12. Confidentiality. Each of the Administrative Agent, the Co-Syndication Agents, the Co-Documentation Agents, and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, Co-Syndication Agents, the Co-Documentation Agents or any Lender on a nonconfidential basis from a source other than the Borrower and its Related Parties. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower.
     SECTION 9.13. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together (to the extent lawful) with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

     SECTION 9.14. Liability of General Partner. It is hereby understood and agreed that the General Partner shall have no personal liability, as general partner or otherwise, for the payment of any amount owing or to be owing hereunder.
     SECTION 9.15. USA Patriot Act Notice. Each Lender and Agent (for itself and not on behalf of any Lender) hereby notifies Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2003)) (the “Act”), it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow such Lender or the Agent, as applicable, to identify Borrower in accordance with the Act. The Borrower shall, following a request by the Agent or any Lender, provide all documentation and other information that the Agent or such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.
[Signature Pages to Follow]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

DUNCAN ENERGY PARTNERS L.P.

By:	DEP Holdings, LLC, General Partner

By:	/s/ Michael A. Creel

Michael A. Creel
Executive Vice President and CFO

WACHOVIA BANK, N.A., Individually, as Administrative Agent, as Issuing Bank and as Swingline Lender
By:	/s/ Shannan Townsend
Name:
Title:

THE BANK OF NOVA SCOTIA, Individually and as Co-Syndication Agent
By:	/s/ Gregory E. George
Name:
Title:

CITIBANK, N.A., Individually and as Co-Syndication Agent
By:	/s/ Todd Mogil
Name:
Title:

LEHMAN BROTHERS COMMERCIAL BANK, a Lender
By:	/s/ George Janes
	Name:	George Janes
	Title:	Chief Credit Officer

GOLDMAN SACHS CREDIT PARTNERS L.P., a Lender
By:	/s/ Mark Walton
	Name:	Mark Walton
	Title:	Authorized Signatory

JPMORGAN CHASE BANK, N.A., Individually and as Co-Documentation Agent
By:	/s/ Dianne L. Russell
	Name:	Dianne L. Russell
	Title:	Vice President

MORGAN STANLEY BANK, a Lender
By:	/s/ Daniel Twenge
	Name:	Daniel Twenge
	Title:	Authorized Signatory Morgan Stanley Bank

UBS LOAN FINANCE LLC, a Lender
By:	/s/ Richard L. Tavrow
	Name:	Richard L. Tavrow
	Title:	Director, Banking Products Services, US

By:	/s/ Irja R. Otsa
	Name:	Irja R. Otsa
	Title:	Associate Director, Banking Products Services, US

MIZUHO CORPORATE BANK, LTD., Individually and as co-Documentation Agent
By:	/s/ Leon Mo
	Name:	Leon Mo
	Title:	Senior Vice President

BANK OF AMERICA, N.A., a Lender
By:	/s/ Zewditu Menelik
	Name:	Zewditu Menelik
	Title:	Vice President

MERRILL LYNCH BANK USA, a Lender
By:	/s/ Louis Alder
	Name:	Louis Alder
	Title:	Director

ROYAL BANK OF CANADA, a Lender
By:	/s/ David A. McCluskey
	Name:	David A. McCluskey
	Title:	Authorized Signatory

SUNTRUST BANK, a Lender
By:	/s/ Peter Panos
	Name:	Peter Panos
	Title:	Vice President

WELLS FARGO BANK, N.A., a Lender
By:	/s/ Charles W. Randall
	Name:	Charles W. Randall
	Title:	Vice President

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